Exhibit 10.1

REGIONAL DEVELOPER AGREEMENT

ESIO FRANCHISING, LLC

DEVELOPER AGREEMENT

EXHIBIT 1	DEVELOPMENT AREA
EXHIBIT 2	MINIMUM DEVELOPMENT OBLIGATIONS
EXHIBIT 3	OWNERSHIP STRUCTURE
EXHIBIT 4	[INTENTIONALLY DELETED]

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ESIO FRANCHISING, LLC

DEVELOPER AGREEMENT

THIS DEVELOPER AGREEMENT (the “Agreement”) is made and entered into this 14th day of August, by and between ESIO FRANCHISING, LLC, a Delaware limited liability company (“Franchisor” “ESIO, “us,” or “we”), and Tempco, Inc., a Nevada corporation (“Developer” or “you”):

RECITALS

A.         We and our Affiliates (“Affiliates”) have designed, acquired, and developed valuable and proprietary formats and systems for the development and operation of businesses operating ESIO unit franchises (“Franchises”) and developer franchises (“Regional Developer Franchises”).  ESIO Franchises offer ESIO Beverage Systems for in-home use along with a wide variety of ESIO hot and cold products for use with the ESIO Beverage System. ESIO Regional Developer Franchises solicit, refer, qualify, train, assist and provide ongoing pre and post opening support to ESIO Franchise owners within a defined territory. ESIO Regional Developer Franchises have no rights to sell or negotiate ESIO Franchises on their own behalf or on behalf of ESIO.

B.         We have developed and/or acquired and use, promote and license certain trademarks, service marks and other commercial symbols in operating ESIO Franchises, including ESIO®, and we may create, use and license other trademarks, service marks and commercial symbols for use in operating ESIO Franchises and ESIO Developer Franchises (collectively, the “Marks”).

C.         We offer prospective ESIO Franchise owners (“Prospective Franchisees”) the right to own and operate an ESIO Franchise offering the products and services we authorize (and only the products and services we authorize) and using our business formats, methods, systems, procedures, signs, designs and layouts, standards, specifications and Marks, all of which we may improve, further develop and otherwise modify from time to time (collectively, the “System”).

D.         We also offer prospective Regional Developer Franchise owners the right to own and operate a Regional Developer Franchise which will solicit, qualify, refer to us, train, and assist Franchise owners in opening and operating ESIO Franchises (the “Developer Business”) within a defined geographic development area (a “RDA” or “Protected Territory”).

E.         Developer desires to acquire the rights to operate an ESIO Regional Developer Franchise, pursuant to this Agreement, where it will solicit, qualify, train and assist ESIO Franchises within the RDA set forth in Exhibit 1.

F.         We desire to grant to Developer the right to operate one (1) Regional Developer Franchise within the RDA set forth on Exhibit 1 in accordance with the terms and upon the conditions contained in this Agreement.

WHEREFORE, FRANCHISOR AND DEVELOPER AGREE AS FOLLOWS:

1.         GRANT OF RIGHTS.

1.1        Grant of Development Rights.  Subject to the terms of this Agreement, we hereby grant to Developer and Developer hereby accepts the rights, during the Term and any Renewal Terms, to solicit, refer to us, qualify, train, assist and provide ongoing pre and post opening support to prospective franchisees and ESIO Franchisees to open and operate ESIO Franchises in the RDA set forth in Exhibit 1 (the “Developer Services”).

1.2        Grant of Pilot Franchise Rights.  Company hereby grants Developer the right to open and operate three (3) franchise license territories within the RDA (“Pilot Franchise”). Developer shall sign Franchisor’s current form of Franchise Agreement for each of the Pilot Franchises in conjunction with Developer’s execution of this Agreement.  The parties agree that the Initial Development Fee paid by Developer in conjunction with this Development Agreement shall include the Initial Franchise Fees for three (3) Pilot Franchises and that Developer shall not be obligated to pay any additional Initial Franchise Fees to Developer in conjunction with the three (3) Pilot Franchises.

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2.         DEVELOPER’S OBLIGATIONS.

2.1        Development Obligations.

(a)        Development of RDA. Developer shall solicit, qualify, refer to us, train, and assist with opening ESIO Franchise owners within the RDA.

(b)        Accuracy of Information.  Developer shall confirm that the information contained in any written materials, agreements and other documents prepared by Developer related to the offer or sale of franchises is true, correct and not misleading at the time of such offer or sale and that the offer or sale of such franchise will not at that time be contrary to or in violation of any applicable state law related to the registration of the franchise offering.

(c)        Development Schedule.  Developer shall satisfy the Development Schedule set forth in Exhibit 2, which is incorporated herein and by this reference within each of the time periods (the “RD Development Period(s)”) specified therein (the “RD Minimum Development Obligation”).

(d)        Each ESIO Franchise shall be the subject of a separate Franchise Agreement (as defined herein).  We and each Franchisee shall enter into our then current form of franchise agreement (the “Franchise Agreement”).

(e)        ESIO Franchises which are the subject of a Franchise Agreement executed pursuant hereto, whether by Developer or by a Franchisee, shall be counted in determining whether the RD Minimum Development Obligation shall have been met within the applicable RD Development Periods.

(f)         Developer Sales Office.  Developer shall establish and operate a franchise sales office (“Developer Sales Office” or “Sales Office”) within the RDA, which may be the same as the Pilot Franchise Site.  We will not approve or disapprove the location of the Sales Office.

(g)        Approval of Advertising.  Prior to their use by Developer, samples of all advertising and promotional materials not prepared or previously approved by us shall be submitted to us for approval, which approval shall not be unreasonably withheld.  Developer shall not use any advertising or promotional materials that we have not approved or have disapproved.  Developer acknowledges and understands that certain states require the filing of franchise sales advertising materials with the appropriate state agency prior to dissemination.  Developer agrees fully and timely to comply with such filing requirements at Developer’s own expense unless such advertising has been previously filed with the state by us.  We may charge Developer for the costs incurred by us in printing large quantities of advertising and marketing materials supplied by us to Developer at Developer’s request.

(h)        Pilot Franchise Units. In conjunction and contemporaneously with the execution of this Agreement, Developer shall sign three (3) Franchise Agreements (in the form currently being signed by ESIO  Franchisees) whereby Developer agrees to open and operate, no later than six (6) months after the Effective Date, three ESIO Pilot Franchise locations within the RDA. Developer’s operation of each Pilot Franchise must successfully pass our operational review and be able to serve as a prototype business and training facility before Developer may perform any Regional Developer Franchise services under this Agreement.  Developer will operate the Pilot Franchises or replacement therefore at all times during the Term and any extension thereof.  The Pilot Franchise must be located at a site within the RDA that is suitable for the operation of an ESIO Franchise and may operate from the same location as the Developer Sales Office.  We will not approve or disapprove of the Pilot Franchise Site.

2.2         Franchise Support Obligations.  Developer agrees to implement any training programs developed by us for ESIO Franchises and to provide such assistance and services as we shall reasonably request and require from time to time.  All services and assistance provided to Franchisees in connection with the operation of ESIO

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Franchises located in the RDA, and which are established by the Developer, will be provided by Developer and such obligations of Developer will not be transferred, delegated or subcontracted to any other person in connection with the construction, equipping and opening of ESIO Franchises within the RDA including but not limited to:

(a)        the sourcing of equipment, fixtures, furnishings, inventory and supplies for such ESIO Franchises;

(b)        the supervision of the use, and compliance with our quality control standards in the use of the Marks at such ESIO Franchises.

(c)        guidance and assistance with respect to specifications, standards, and operating procedures used by Franchisees;

(d)        guidance and assistance with respect to purchasing approved equipment, furniture, furnishings, signs, materials and supplies;

(e)        guidance and assistance with respect to development and implementation of local advertising and promotional programs;

(f)        guidance and assistance with respect to general operating and management procedures;

(g)        guidance and assistance with respect to establishing and conducting employee training programs for Franchisee;

(h)        Additional special on-premises training of Franchisees’ personnel or other assistance in operating Franchises within your RDA. If you are required to provide such services, you shall be entitled to recover all reasonable expenses incurred in providing such training or assistance, including any wages or compensation owed to, and travel, lodging, transportation, and living expenses incurred by your personnel. You may also, in our discretion, be paid a daily training fee in an amount to be set by us’

(i)         Changes in any of the above that occur from time to time;

(j)         Additional guidance, assistance, services, and support Franchisor is obligated to provide any Franchisee within the RDA at any time during the Term of this Agreement.

2.3        Inspection of ESIO Franchises and Operations.  Developer shall conduct quarterly inspections of all of the ESIO Franchises in the RDA. Developer’s inspections shall be conducted utilizing information, documents and forms provided by us in accordance with the standards established by us from time to time and according to such procedures set forth by us.  Developer shall provide reports to us with respect to the findings of such inspections, in such form and at such time as we shall require.

2.4        Point of Contact; Communication with Franchisees.  Developer shall be the main point of contact for all ESIO Franchises in the RDA.  Developer shall instruct all Franchisees in the RDA that communication concerning services, questions, problems, complaints, or otherwise shall be directed to Developer and not Franchisor.

2.5        Standard of Service.  Developer shall, at all times, give prompt, courteous and efficient service to ESIO Franchises.  Developer shall, in all dealings with Franchisees, Prospective Franchisees and the public, adhere to the highest standards of honesty, integrity, fair dealings and ethical conduct.

2.6        Compliance with Laws and Good Business Practices.  Developer shall secure and maintain in force all required licenses, permits and certificates relating to Developer’s activities under this Agreement and operate in full compliance with all applicable laws, ordinances and regulations.  Developer acknowledges being

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advised that many jurisdictions have enacted laws concerning the advertising, sale, renewal and termination of, and continuing relationship between parties to a franchise agreement, including, without limitation, laws concerning disclosure requirements.  Developer agrees promptly to become aware of and to comply with all such laws and legal requirements in force in the RDA and to utilize only disclosure documents that we have approved for use in the applicable jurisdiction.

2.7        Notification of Litigation.  Developer shall notify Franchisor in writing within five (5) days after the commencement of any action, suit, arbitration, proceeding, or investigation, or the issuance of any order, writ, injunction, award and decree, by any court agency or other governmental instrumentality, which names Developer or any of its Owners or otherwise concerns the operation or financial condition of Developer, the Developer Business or any Franchisee.

2.8        Insurance.

(a)        Developer shall at all times during the term of this Agreement maintain in force, at Developer’s sole expense, insurance for the Developer Business of the types, in the amounts and with such terms and conditions as we may from time to time prescribe in the Manual for Developers, or otherwise.  All of the required insurance policies shall name us and Affiliates designated by us as additional insured, contain a waiver of the insurance company’s right of subrogation against us and the designated Affiliates, and provide that we will receive thirty (30) days’ prior written notice of termination, expiration, cancellation or modification of any such policy.

(b)        Proof of Insurance Coverage.  Developer will provide proof of insurance to us before beginning operations of its Developer Business.  This proof will show that the insurer has been authorized to inform us in the event any policies lapse or are cancelled or modified.  We may in our reasonable business discretion change the types, amount and terms of insurance that Developer is required to maintain by giving Developer prior reasonable notice.  Noncompliance with these insurance provisions shall be deemed a material breach of this Agreement, and in the event of any lapse in insurance coverage, we shall have the right, in addition to all other remedies, to demand that Developer cease operations of its Developer Business until coverage is reinstated or, in the alternative, to pay any delinquencies in premium payments and charge the same back to Developer.

2.9        Marketing; Local Advertising.

(a)        If we decide, in our sole discretion, to create an ESIO Advertising Cooperative (“Co-op”) (which is an association of Developer whose ESIO Franchises), including any Franchises in your RDA, you shall be required to join, administer, lead and participate in the Co-op.  One function of the Co-op is to establish a local advertising pool to be used by the Co-Op for advertising for the mutual benefit of each Co-op member.  Developer must contribute to the pool in accordance with the rules and regulations of the Co-op, as determined by its members.  Amounts contributed to the advertising pool by Developer may be considered as spent for local advertising, and therefore toward the minimum local advertising requirement.  When making decisions related to the Co-op, we shall seek and consider your input before making our decisions, but our decisions in this regard shall be ours alone to make.

(b)        National Advertising.  Developer shall make contributions to our Advertising Fund for each of the three Pilot Franchises operated by Developer as set forth in the Franchise Agreements executed by Developer in conjunction with its execution of this Agreement.  Developer shall make contributions to our Advertising Fund in an amount set forth by us should such contributions be required by Us.

2.10      Websites.  As used in this Agreement, the term “Website” means an interactive electronic document contained in a network of computers linked by communications software that refers to the ESIO Franchise or ESIO Franchises or the Marks.  The term “Website” includes, but is not limited to, Internet and World Wide Web pages.  In connection with any Website, Developer agrees to the following:

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(a)        Developer shall not establish a separate Website without our prior written consent.  We shall have the right, but not the obligation, to designate one or more web page(s) to describe Developer, such web pages(s) to be located within our Website; and

(b)        You agree to maintain a microsite connected to and in conformity with our Website.  Your microsite (as defined below) will be deemed “advertising” under this Agreement, and will be subject to, among other things, the need to obtain our prior written approval in accordance as to content and substance as set forth in this Agreement.  As used in this Agreement, the term “microsite” means an interactive Franchise specific electronic document(s), contained in a network of computers linked by communications software that you operate or authorize others to operate, and that refers to the Franchise, the Marks, us, and/or the System.  In connection with your microsite, you agree to the following:

(c)        In addition to any other applicable requirements, you will comply with our standards and specifications for microsites and/or websites as we prescribe in the Operations Manual or otherwise in writing.

(d)        You will establish your microsite as part of our Website and/or establish electronic links to our Website

(e)        If you propose any material revision to the microsite or any of the information contained in the microsite, you will submit each such revision to us for our prior written approval.

2.11      Accounting, Bookkeeping and Records.  Developer shall maintain at its business premises within the RDA all original invoices, receipts, checks, contracts, licenses, acknowledgement of receipt forms, and bookkeeping and business records for Developer’s Business we require from time to time.  Developer shall furnish to us, within one hundred twenty (120) days after the end of Developer’s fiscal year, a balance sheet and profit and loss statement (audited by a CPA, if requested by us) for Developer’s Business for such year (or a monthly or quarterly statement if required by us, in which case such statements also shall reflect year-to-date information).  In addition upon our request, within ten (10) days after such returns are filed, exact copies of federal and state income, sales and any other tax returns and such other forms, records, books and other information as we periodically require regarding Developer’s Business, shall be furnished to us.  Developer shall maintain all records and report of the business conducted pursuant to this Agreement for at least six (6) years after the date of termination or expiration of this Agreement.

2.12      Reports.  Developer shall, on a quarterly basis, deliver to us a written report of its Developer Business activities in such form and detail as we may from time to time specify, including information about efforts to solicit Prospective Franchisees, the status of pending real estate transactions and the status of Franchises.

2.13      Investigation and Qualification of Prospective Franchisees.

(a)        Each ESIO Franchise opened by a Franchisee pursuant to this Agreement shall be the subject of a separate Franchise Agreement with us, upon our then current form of Franchise Agreement.  Developer shall have no right to modify or offer to modify any Franchise Agreement or other contract;

(b)        Developer shall transmit execution copies of our then-current Franchise Agreement pertaining to the approved site and providing for the territory associated with said ESIO Franchise to any approved Franchisee;

(c)        Developer shall investigate the qualifications of each Prospective Franchisee and the suitability of each prospective Franchise location in the RDA in accordance with our standards, policies and procedures relating to qualification of Franchisees then in effect, and shall obtain all information required of Prospective Franchisees by us.

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(d)        After Developer is satisfied that a Prospective Franchisee meets the standards established by us, Developer may recommend to us the approval of such Prospective Franchisee.  Developer shall then furnish to us all information relating to the Prospective Franchisee which shall be required by us in the form and manner customarily required by us.

(e)        We may: (i) conduct or obtain such credit reports and background checks on Prospective Franchisees as we deem necessary or convenient;  (ii) approve or disapprove a Prospective Franchisee for any reason; and (iii) may seek additional information from Developer with respect to the Prospective Franchisee.  Developer shall cooperate with us in any additional evaluation or investigation of the Prospective Franchisee.  If we shall reject a Prospective Franchisee, we shall provide Developer with a written explanation of the reasons therefore.

(f)        Developer shall deliver to us a copy of all correspondence with Franchisees which is material to the franchise relationship, concurrently with its being sent or received by Developer.

2.14      Marketing and Promotion.

(a)        Developer shall participate in all promotion and marketing activities required by us of our Developers, as required in the Franchise Agreements, or otherwise. When setting up or modifying our marketing and promotion programs, we shall seek and consider your input before making our decisions, but our decisions in this regard shall be ours alone to make.

(b)        Should Franchisor determine, in Franchisor’s sole discretion, that a regional or advertising cooperative (“Co-Op”) should be established in all or a portion of Developer’s RDA, Developer shall be obligated to administer and manage the Co-Op according to the guidelines provided by Franchisor in the Operations Manual or otherwise in writing to Developer by Franchisee.

2.15      Identification of Suppliers.  Developer agrees to cooperate with us to identify a supplier(s) to deliver ESIO products to ESIO Franchise customers within the Developer’s RDA (“Co-packers”).

2.16      Guaranty of Developer’s Obligations.  If Developer is anything other than an individual (for example, a corporation, partnership, limited liability company or other entity), Developer must deliver to Franchisor, simultaneously with the signing of this Agreement, a guaranty or guaranties signed by each person (and his/her spouse) or entity owning, directly or indirectly, a 5% or greater equity interest in Developer (for example, the general partners or the shareholders) (individually a “Principal” and collectively, “Principals”), in the form of Exhibit F to the Franchise Disclosure Document, pursuant to which the Principals agree to perform, and guarantee, Franchisee’s obligations to Franchisor and its Affiliates, and agree to be bound by the restrictive covenants, the confidentiality provisions and certain other provisions contained in this Agreement.

2.17      Franchisor’s Right to Cure Developer’s Defaults. If Developer fails to pay any amount he is required to pay, or perform any obligation he is required to perform, pursuant to this Agreement, Franchisor may, but will not be obligated to, pay such amount and/or take any action necessary to cure the default.  In this event, Developer must immediately pay to Franchisor the amount so paid by Franchisor or the amount expended by Franchisor to cure such default, plus interest at the rate of 18% per annum (or, if less, the highest amount permitted by law) from the date paid or expended by Franchisor.  This right will accrue whether or not Franchisor terminates this Agreement.

3.         DEVELOPER RIGHTS.

3.1       Developer Rights.  Except as provided in Section 3.2, as long as this Agreement is in effect, and you are in compliance with this Agreement, and meet the RD Minimum Development Obligations set forth in this Agreement, we and our Affiliates will not operate, establish or grant in your RDA another Regional Developer Franchise soliciting, referring to us, assisting or training ESIO Franchises.  If at any time you are not in compliance with the requirements of this Section 3.1, then we shall give you 30 days’ notice and right to cure

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before operating, establishing, or granting to a third party the right to operate or establish a Regional Developer Franchise in your RDA, provided that nothing in this sentence shall alter Section 13 of this Agreement.

3.2        Rights Maintained by Us.  We (and any Affiliates that we might have from time to time) shall at all times have the right to engage in any activities we deem appropriate that are not expressly prohibited by this Agreement, whenever and wherever we desire, including, but not limited to:

(a)         establish and operate ESIO Franchises and Developer Franchises, and granting right  to other persons to establish and operate ESIO Franchises or Developer Franchises, on any terms and conditions we deem appropriate and at any locations other than in your RDA;

(b)         to establish ESIO Franchises and grant rights to other persons to solicit, qualify, train and assist ESIO Franchises, on any terms and conditions we deem appropriate and at any locations within the RDA, provided however, that Developer will be entitled to its share of the Initial Commissions, any Royalty Fees and distribution income, as set forth more specifically in Section 8 of this Agreement;

(c)         provide and grant rights to other persons to provide, goods and services similar to and/or competitive with those provided by ESIO Franchises to customers located within a RDA, whether identified by the Marks or other trademarks or service marks, through any distribution channel other than ESIO Franchises located within a RDA (including, but not limited to, sales of products via mail order, catalogs, toll free telephone numbers and electronic means including the Internet), provided that we shall ensure that all purchasers of ESIO units sold by such means are referred to you for servicing;

(d)         provide and grant rights to other persons to provide, goods and services dissimilar to and/or not competitive with those provided by ESIO Franchises to customers located within a RDA, including but not limited to, bottled water, office coffee, water filtration, and vending services;

(e)         acquire the assets or ownership interest of one or more businesses providing products and services similar to those provided at ESIO Franchises, and franchising, licensing or creating similar arrangements with respect to these businesses once acquired, wherever these businesses (or the franchisees or licensees of these businesses) are located or operating (including within a RDA;

(f)         be acquired (whether through acquisition of assets, ownership interests or otherwise, regardless of the form of transaction), by a competitor that operates a similar or identical business, or by another business, even if such business operates or grants franchises and/or licenses in the RDA; and

(g)         create, place, and/or distribute or authorize others to create, place and/or distribute any advertising and promotional materials, which may appear in media, or be received by prospective customers located, within the Protected Territory;

(h)         provide or offer ESIO products and services to customers within or outside of a RDA through a holder of a national or regional bottler agreement with ESIO.

3.3        Rights to Operate as Supplier to Franchises.  We also grant you the option to act as a supplier of certain ESIO equipment and/or supplies for Franchises in your RDA, provided that we have not designed ourselves or our Affiliate(s), as the exclusive supplier of such items in your RDA.  If you choose to act as a supplier of ESIO equipment and/or supplies to Franchisees in your RDA, you may sell such equipment and/or supplies at prices exceeding your costs of such items in order to make a profit; however, you may not mark up any such items by more than 10%.  If at any time we choose to designate ourselves or our Affiliate(s), as the exclusive supplier of ESIO equipment and/or suppliers, you will no longer be permitted to act as a supplier of such items.  If we or one of our Affiliates is acting as an exclusive supplier to you pursuant to this Agreement, then neither we nor that exclusive supplier may raise our prices to you except with good business reason to do so, or in proportion to the increase in our costs related to those supplies you are required to purchase.

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4.          TERM.  The term of this Agreement (the “Term”) shall be for a period of ten (10) years commencing on the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement.  Developer shall have the right to extend the term for two (2) additional ten (10) year terms (“renewal term(s)”) if:  (i) Developer notifies us in writing no more than one hundred eighty (180) days and no less than ninety (90) days before expiration of the Term or first renewal term would otherwise expire;  (ii) during the Term or first renewal term, developer has substantially complied with the RD minimum development obligations, and all of the other terms of this Agreement; (ii) Developer and all of its owners and their spouses sign our general release form waiving any and all claims against us, our Affiliates, and our and their owners, officers, directors, employees, agents, successors and assigns; (iii) we and Developer mutually agree on a new minimum or other development obligations for the RDA during the renewal Term; and (iv) Developer has paid a renewal fee of $40,000.

5.          ADDITIONAL OBLIGATIONS OF COMPANY AND DEVELOPER.

5.1        Pilot Franchise Training.  Prior to the opening of a Pilot Franchise, we or our designee shall provide Developer with our initial training program and opening assistance for ESIO Franchises pursuant to the terms of the Franchise Agreement for the Pilot Franchise.  For each Franchise opened by Developer after the initial three (3) Pilot Franchises, Developer will receive only the classroom training portion of our initial training program, and we shall not provide on-site training to Developer.

5.2        Developer Training.

(a)         Within ninety days (90) days after the Effective Date, but no later than forty five (45) days before you open your Developer Franchise for business, we or our designee will provide up to three (3) days of training to a Principal Owner and one (1) additional person designated by Franchisee on the operation of a Developer Business. This training program may include classroom training and/or hands-on training and will be conducted at our corporate headquarters in Mesa, Arizona, and/or at any other location(s) we designate.  Developer must complete the initial training to our satisfaction and participate in all other activities we require before soliciting Franchisees in the RDA.  Although we provide this training at no additional cost to Developer, Developer must pay all travel and living expenses which it and its attendees incur.  If you do not complete the initial training to our satisfaction, then we have the option to terminate this Agreement, in which case we shall refund your fees paid, minus the reasonable cost spent by us to fulfill this Agreement prior to it being terminated.

(b)         If we determine that Developer cannot complete initial training to our satisfaction, we may, at our option, either (1) require Developer to attend additional training at Developer’s expense (for which we may charge reasonable fees), or (2) terminate this Agreement.

(c)         Developer shall participate in periodic webinars and sales calls scheduled by us for Regional Developer Franchises and attend a national business meeting or convention of up to three days each year.  We may also require Developer to attend up to seven (7) days of additional or refresher training courses each year. We may charge reasonable fees for these courses, conventions, webinars, sales calls, and programs.  Developer is responsible for all travel and living expenses.

5.3        Changes and Updates to Disclosure Documents.  We shall provide Developer with any changes to our disclosure documents and other agreements on a timely basis and, upon request, provide Developer with confirmation that the information contained in any written materials, agreements or documents being used by Developer are true, correct and not misleading, except for information specifically relating to disclosures regarding Developer.  If Developer notifies us of an error in any information in our documents, we shall have a reasonable period of time to attempt to correct any deficiencies, misrepresentations or omissions in such information.

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5.4        Developer Manual.

(a)         We shall loan to Developer one (1) copy of our Manual for Regional and National Developers (the “Regional Developer Manual”) and one (1) copy of our Operations Manual for ESIO Franchises (“Operations Manual”) (collectively referred to as the “Manuals”).  Developer shall conduct all business activities in strict accordance with our standard operational methods and procedures as prescribed from time to time in the Manuals.  As used in the Agreement, the term “Manuals” shall be deemed to include the Manuals so delivered to Developer, all amendments to the Manuals, and all supplemental bulletins, notices and memoranda which prescribe standard methods or techniques of operation, and which we may from time to time deliver to Developer.

(b)         We shall have the right to modify or supplement the Manuals.  Such modifications and supplements shall be effective and binding on Developer after notice thereof is delivered (personally or via e-mail, web blast, United States mail or overnight carrier) to Developer.  Developer acknowledges and agrees that modifications of and supplements to the Manuals may obligate Developer to invest additional capital or incur higher operating costs.

(c)         The Manuals are our property and may not be duplicated, copied, disclosed or disseminated in whole or in part in any manner except with our express prior written consent.  Developer shall maintain the confidentiality of the Manuals.  Upon the termination of this Agreement, Developer shall return to us all copies of the Manuals in its possession or control.  If Developer’s copy of the Manuals is lost, destroyed or significantly damaged, Developer agrees to obtain a replacement copy at our then applicable charge.

5.5        General Guidance.  We will provide guidance to Developer in the Manuals and other bulletins or other written materials, by electronic media, and/or by telephone consultation.  If Developer requests and we agree to provide additional or special guidance, assistance or training, Developer must pay our then applicable charges, including our personnel’s per diem charges and any travel and living expenses.

5.6        Franchise Registration and Disclosure.  Neither Developer nor any representative of Developer shall solicit prospective franchisees of ESIO Franchises: (i) until we have provided Developer with written notice that we have registered our current Franchise Disclosure Document in applicable jurisdictions in the RDA; (ii) or at any time when we notify Developer that our registration is not effective or our documents are not then in compliance with applicable law.  If Developer’s activities pursuant to this Agreement require the preparation, amendment, registration, or filing of information or any disclosure or other documents, then all requisite disclosure documents, ancillary documents, and registration applications shall be prepared and filed by us or our designee, and registration secured, at your expense, before Developer may solicit Prospective Franchisees for ESIO  Franchises.  Costs of such registration applicable to Developer shall be borne by Developer.  In particular, Developer shall:

(a)         prepare and forward to us audited financial statements prepared in accordance with Generally Accepted Accounting Principles (GAAP) of Developer in such form and for such periods as shall be designated by us, if necessary and appropriate to comply with applicable legal disclosure, filing or other legal requirements;

(b)         promptly provide all information reasonably required by us to prepare all requisite disclosure documents and ancillary documents for the offering of franchises; and

(c)         execute all documents required by us for the purpose of registering Developer and us to offer franchises throughout the RDA.

(d)         diligently review and verify the accuracy of all information pertaining to Developer prepared by Franchisor to comply with legal requirements for selling franchises in the RDA.  Developer acknowledges that we and our Affiliates and designees shall not be liable to Developer for any errors, omissions or delays which occur in the preparation of such materials.

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6.          DEVELOPMENT FEE.  DEVELOPER SHALL PAY TO US A NON-REFUNDABLE “DEVELOPMENT FEE” IN THE AMOUNT SPECIFIED ON EXHIBIT 1 TO THIS AGREEMENT PAYABLE UPON EXECUTION OF THIS AGREEMENT.  IF WE REQUIRE DEVELOPER TO ACQUIRE AN IN-DEPTH DEMOGRAPHIC ANALYSIS OF THE RDA, DEVELOPER SHALL ALSO PURCHASE THE DEMOGRAPHIC ANALYSIS FROM US OR OUR DESIGNATED SUPPLIER FOR THE THEN-APPLICABLE FEE.

7.          PAYMENTS TO DEVELOPER.

7.1        Developer.

(a)        Initial Fee Commission and Conditions of Payment.  During the Term of this Agreement, Developer shall be paid a commission, as set forth in this Section, based on a percentage of Initial Franchise Fees and/or Renewal Fees paid by Franchisees for the purchase or renewal of ESIO Franchises located within the RDA (the “Initial Fee Commission”) as long as Developer has satisfied the Initial Fee Commission Conditions at the time such Initial Fee Commission would be due to Developer.   For purposes of this Agreement, the term “Initial Fee Commission Conditions” shall mean: (a) the Franchisee executes a Franchise Agreement with us and pays us an initial franchise fee (we shall not be deemed to have received any fees until our bank confirms receipt of the fees or fees paid into escrow, if applicable, until such fees actually have been remitted to us); and (b) Developer has complied with all of its other obligations under this Agreement with respect to such transaction and has verified the same to us in writing in a form prescribed by us.  Initial Fee Commissions shall be an amount equal to (1) fifty percent (50%) of the total Initial Franchise Fees and renewal fees paid to us minus broker’s fees or sales commissions, if any; and (2) fifty percent (50%) of transfer fees, but only if training of the transferee is required and you do all of that training.

(b)        Commissions on Royalty Fees.  Excepted as provided below, we shall pay to Developer forty percent (40%) of the Royalty Fees (which excludes advertising and marketing fees) actually received by us from each ESIO Franchise located in the RDA (and from Developer for each Regional Developer Franchise) during the applicable period pursuant to their Franchise Agreement (“Royalty Commissions”).  Notwithstanding the foregoing, if Developer has failed to conduct the periodic inspections described in Section 2.3 and failed to perform in any material respect, its obligations under this Agreement as to one or more Franchisees located in the RDA during any applicable month, Developer shall not be entitled to receive commissions on Royalty Fees with respect to such Franchisees for the period during which reports or services were not provided.

7.2        Timing of Payments.  We shall make payments to Developer on a monthly basis on the 15th of each month for the Initial Fee Commissions and Royalty Commissions earned by Developer during the previous calendar month.  Payments shall be made by electronic funds transfer.  Each payment made by us to Developer shall include a report detailing the Fees being paid and any offset or setoff applied by us.

7.3        Commissions After Termination.  All payments under this Section 7 shall immediately and permanently cease after the expiration or termination of this Agreement, although Developer shall receive all amounts which have accrued to Developer as of the date of expiration or termination of this Agreement.

7.4        Application of Payments.  Our payments to Developer shall be based on amounts actually collected from Franchisees, not on payments accrued, due or owning.  In the event of termination of a Franchise Agreement for an ESIO Franchise within the RDA, we shall apply any payments received from a Franchisee to pay past due indebtedness of that Franchisee for Royalty Fees, advertising contributions, purchases from us or our Affiliates, interest or any other indebtedness on that Franchisee to us or our Affiliates.  To the extent that such payments are applied to a Franchisee’s overdue Royalty Fee payments, Developer shall be entitled to its pro rata share of such payments, less its pro rata share of the costs of collection paid to third parties.

7.5        Setoffs.  Developer shall not be allowed to set off amounts owed to use for fees or other amounts due under this Agreement against any monies owed to Developer by us, which right to set off is hereby expressly waived by Developer.  We shall be allowed to set off against amounts owed to Developer for commissions, Royalty Fees or other amounts due under this Agreement any monies owed to us by Developer.

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8.          RETURN OF COMMISSIONS TO FRANCHISOR.

8.1        DEVELOPER SHALL BE RESPONSIBLE FOR FIFTY PERCENT (50%) OF THE FOLLOWING AMOUNTS PAID BY FRANCHISOR:

(a)         If Franchisor is required, or decides to, return all or a part of a Franchisee’s Initial Franchise Fee;

8.2        DEVELOPER SHALL BE RESPONSIBLE FOR FORTY PERCENT (40%) OF THE FOLLOWING AMOUNTS PAID BY FRANCHISOR:

(a)         If Franchisor is required, or decides to, return any Royalty Fees paid by a Franchisee;

8.3        If a Franchisee’s Franchise Agreement is terminated and Franchisor, in its sole discretion, agrees to pay that Franchisee any amount (or Franchisor waives collection of any amount to which it is entitled), or if a court of competent jurisdiction determines that Franchisor must pay that Franchisee any amount (or that Franchisor must waive collection of any amount to which it is entitled), Developer must promptly pay to Franchisor fifty percent (50%) of the amount that Franchisor so pays or waives;

8.4        If in relation to any Franchise or ESIO business within the RDA:

(a)         Franchisor or any of its Affiliates, in its sole discretion, agrees to pay any person any amount;

(b)         A court of competent jurisdiction determines that Franchisor or any of its Affiliates must pay any person any amount; or

(c)         Franchisor or any of its Affiliates otherwise suffers a loss or damages

Developer must promptly pay any to Franchisor fifty percent (50%) of the amount of that payment, loss or damages.  For example, if Franchisor pays any amount to any a landlord or vendor based upon a Location within Developer’s Protected Territory, Developer would be obligated to pay Franchisor fifty percent (50%) of that amount.

9.          MARKS.

9.1        Ownership and Goodwill of Marks.  Developer’s right to use the Marks is derived only from this Agreement and is limited to Developer’s operation of its Developer Business.  Developer’s unauthorized use of the Marks is a breach of this Agreement and infringes our rights in the Marks.  Developer acknowledges and agrees that Developer’s use of the Marks and any goodwill established by that use are for our exclusive benefit and that this Agreement does not confer any goodwill or other interests in the Marks upon Developer (other than the right to operate a Developer Business under this Agreement).  All provisions of this Agreement relating to the Marks apply to any additional and substitute trademarks and service marks we authorize Developer to use.

9.2        Limitations on Developer’s Use of Marks.  Developer may not use any Mark:  (1) as part of any corporate or legal business name; (2) with any prefix, suffix or other modifying words, terms, designs, symbols other than logos we have licensed to Developer; (3) in selling any unauthorized services or products; (4) as part of any domain name, electronic address or search engine, without our consent; or (5) in any other manner we have not expressly authorized in writing.  Developer may not use any Mark in advertising the transfer, sale or other disposition of Developer’s business under this Agreement or an ownership interest in Developer (if a corporation, partnership, limited liability company or another business entity holds the franchise at any time during this Agreement’s term) without our prior written consent.

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9.3        Notification of Infringements and Claims.  Developer agrees to notify us immediately of any apparent infringement of or challenge to Developer’s use of any Mark, or of any person’s claim of any rights in any Mark, and not to communicate with any person other than us and our attorneys and Developer’s attorneys regarding any infringement, challenge or claim. We may take action we deem appropriate (including no action) and control exclusively any litigation, U.S. Patent and Trademark Office proceeding or other administrative proceeding arising from any infringement, challenge or claim or otherwise concerning any Mark.  Developer agrees to sign any documents and take any actions that, in the opinion of our attorneys, are necessary or advisable to protect and maintain our interests in any litigation or Patent and Trademark Office or other proceeding or otherwise to protect and maintain our interests in the Marks, provided that if any such actions impose additional out-of-pocket costs on you, then we will pay such out-of-pocket costs.

9.4        Discontinuance of Use of Marks.  If we believe at any time that it is advisable for us and/or Developer to modify or discontinue using any Mark and/or use one or more additional or substitute trademarks or service marks, Developer shall promptly comply with our directions within a reasonable time after receiving notice of our decision.  We need not reimburse Developer for Developer’s expenses in complying with these directions, for any loss of revenue due to any modified or discontinued Mark, or for Developer’s expenses of promoting a modified or substitute trademark or service mark.

9.5        Indemnification For Use of Marks.  We shall indemnify and reimburse Developer against and for all damages for which Developer is held liable in any trademark infringement proceeding arising out of Developer’s authorized use of any Mark pursuant to and in compliance with this Agreement, and for all costs Developer reasonably incurs in the defense of any such claim in which Developer is named as a party, so long as Developer has timely notified us of the claim, and have otherwise complied with this Agreement.  At our option, we may defend and control the defense of any proceeding relating to any Mark.

10.         CONFIDENTIAL INFORMATION.  WE POSSESS (AND MAY CONTINUE TO DEVELOP AND ACQUIRE) CERTAIN CONFIDENTIAL INFORMATION RELATING TO THE DEVELOPMENT AND OPERATION OF ESIO FRANCHISES AND DEVELOPER BUSINESSES (“CONFIDENTIAL INFORMATION”), WHICH INCLUDES (WITHOUT LIMITATION).

10.1      “Confidential Information” shall include: (a) patents, patentable materials, copyrights, copyrightable materials, trademarks, service marks, and other valuable intellectual property rights related to the ESIO Business; (b) site selection criteria; (c) the Manuals, methods, formats, specifications, standards, systems, procedures, sales and marketing techniques, knowledge and experience used in developing and operating ESIO Franchises and Developer Businesses; (d) marketing research and promotional, marketing and advertising programs for ESIO Franchises and Developer Businesses; (e) knowledge of specifications for and suppliers or, and methods of ordering, certain operating assets and products that ESIO Franchises and Developer Businesses use; (f) knowledge of the operating results and financial performance of ESIO Franchises and Developer Businesses; (g) customer lists, lead generation lists, customer information, demographic analysis and information, customer communication and retention programs, along with data used or generated in connection with those programs; graphic designs and related intellectual property; (h) information generated by or used or developed in the operation of ESIO Franchises and Developer Businesses, including customer names, addresses, telephone numbers and related information; and (i) any other information designated “Confidential” or “Proprietary” by us.

10.2      Developer acknowledges and agrees that by entering into this Agreement, Developer will not acquire any interest in Confidential Information, other than the right to use certain Confidential Information in accordance with this Agreement, and that Developer’s use of any Confidential Information in any other business would constitute an unfair method of competition with us and our franchisees.  Developer further acknowledges and agrees that the Confidential Information is proprietary, includes our trade secrets, and is disclosed to Developer based upon Developer’s representation, warranty and covenant that Developer:

(a)         will not use any Confidential Information in any other business or capacity;

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(b)         will keep the Confidential Information absolutely confidential during and after this Agreement’s term;

(c)         will not make unauthorized copies of any Confidential Information disclosure via electronic medium or in written or other tangible form;

(d)         will adopt and implement all reasonable procedures that we periodically prescribe to prevent unauthorized use or disclosure of Confidential Information, including, without limitation:  (i) restricting its disclosure to Developer’s personnel and Franchisees needing to know such Confidential Information in order to develop and operate the ESIO Franchises; and (ii) requiring those having access to Confidential Information to sign confidentiality and non-disclosure agreements.  We have the right to regulate the form of agreement that Developer uses and to be a third party beneficiary of that agreement with independent enforcement rights; and

(e)         will not sell, trade or otherwise profit in any way from the Confidential Information, except using methods approved by us.

10.3      Developer’s Assignment of Intellectual Property Rights.  All ideas, concepts, techniques equipment, or materials relating to a ESIO Franchise or Developer Business, whether or not protectable intellectual property and whether created by or for Developer or its employees, must be promptly disclosed to us and will be deemed to be our sole and exclusive property and works made-for-hire for us.  In addition, Developer hereby grants, assigns and sets over (“assigns”) to Franchisor, its successors and assigns, all patent, copyright or other rights and the unencumbered right to exercise these by any manner and means, whether now or later devised throughout the universe in perpetuity, in those ideas, concepts, techniques, equipment, or materials created by Developer including, but not limited to all: (i) patents and patentable material created or resulting from Developer’s Business, (ii) present information and know-how related to the Developer Business, (iii) and any advertising or marketing materials related to the Developer Business. To the extent requested by Us, you agree to execute any and all documents and information necessary to effectuate such rights.

10.4      “Confidential  Information” does not include information, knowledge or know-how which is or becomes generally known in business consulting industry or which Developer knew from previous business experience before we provided it to Developer (directly or indirectly) or before Developer attended our initial training program.  If we include any matter in Confidential Information, anyone who claims that it is not Confidential Information must prove that the exclusion in this paragraph is fulfilled.

11.         ASSIGNABILITY.

11.1      Assignability by Us.

(a)         We shall have the right, but not the obligation, to cause a subsidiary or Affiliate of ours to perform any or all of our obligations and exercise any or all of our rights under this Agreement and under any Franchise Agreement, and to require Developer to perform any or all of its obligations hereunder, in favor or such subsidiary or Affiliate, by delivery of written notice thereof to Developer.

(b)         We have the absolute, unrestricted right, exercisable at any time, to change our ownership or form and/or transfer and assign all or any part of our rights and obligations under this Agreement to any person or legal entity without your consent as long as such person or legal entity expressly assume the obligations under this Agreement.

(c)         After our transfer or assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, we no longer will have any performance or other obligations under this Agreement.

11.2      Assignments by Developer.

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(a)         We have entered into this Agreement in reliance upon and in consideration of the singular personal skills, character, aptitude, business ability, financial capacity and qualifications of Developer and the trust and confidence reposed in Developer or, in the case of a business entity Developer, its owners (individually, an “Owner”).  Therefore, neither Developer’s interest in this Agreement nor any of its rights or privileges hereunder shall be assigned or transferred, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise, in any manner, without our prior written approval, provided that transfers to immediate family members that are motivated solely by good-faith estate planning purposes shall be approved by us (notwithstanding Section 11(b)(5) below), and provided that in no case shall our approval to a transfer be unreasonably withheld.  If we permit any transfer, and if are involved in training the transferee, then you or the transferee shall first pay the then-current transfer fee, training fee and the transferee shall be responsible to pay all travel, food and lodging required to attend the training.

(b)         “Transfer” means any voluntary, involuntary, direct or indirect assignment, sale, gift, exchange, grant of a security interest, or occurrence of any other event which would or might change the ownership of any Interest, and includes, without limitation:  (1) the Transfer of ownership of capital stock, partnership interest or other ownership interest; (2) merger or consolidation, or issuance of additional securities representing an ownership interest in Franchisee; (3) sale of common stock of Franchisee sold pursuant to a private placement or registered public offering; (4) Transfer of an Interest in a divorce proceeding or otherwise by operation of law; or (5) Transfer of an Interest by will, declaration of or transfer in trust, or under the laws of intestate succession.

(c)         Any attempted assignment or transfer of your rights under this Agreement without our written approval is a breach of this Agreement and has no effect.

11.3      Conditions for Approval of Assignment or Transfer.  We may impose any reasonable condition(s) to the granting of our consent to an assignment of your rights under this Agreement.  Without limiting the generality of the foregoing, the imposition by us of any or all of the following conditions to our consent to any such assignment shall be deemed to be reasonable:

(a)         that the assignee (or the principal officers, shareholders, directors or general partners of the assignee in the case of a business entity assignee) demonstrates that it has the skill, qualifications and economic resources necessary, in our judgment, reasonably exercised, to own and operate the Developer Business;

(b)         that Developer has paid all amounts owed to us;

(c)         that the assignee shall expressly assume in writing for our benefit all of the  obligations of Developer under this Agreement and any other agreements proposed to be assigned to such assignee;

(d)         that neither the assignee nor its owners or Affiliates operates, has an ownership interest in or performs services for a Competitive Business (defined in Section 12.2);

(e)         that the assignee shall have completed (or agreed to complete) our training program;

(f)         that the assignee signs our then current form of Developer Agreement, the provisions of which may differ materially from any and all of those contained in this Agreement, and the term of which shall be the remaining term of this Agreement;

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(g)        that as of the date of any such assignment, the assignor shall have strictly complied with all of its obligations to us, whether under this Agreement or any other agreement, arrangement or understanding with us;

(h)        that the assignee is not then in default of any of the obligation to us under any agreement between such assignee and us;

(i)         that the assignor shall pay to us a transfer fee, except for transfers pursuant to Section 11.4 below;

(j)         that the assignor and the assignor’s spouse (if any) shall sign a general release, in a form satisfactory to us, of any and all claims against us and our Affiliates and our and their respective shareholders, officers, directors, employees, representatives, agents, successors and assigns; and

(k)        that assignor will not directly or indirectly at any time or in any manner identify himself, herself or itself or any business as a current or former ESIO Franchise or as one of our Franchisees or Developers, use any Mark, any colorable imitation of a Mark, or other indicia of a ESIO Franchise or Developer Business in any manner or for any purpose, or utilize for any purpose any trade name, trademark, service mark or other commercial symbol that suggests or indicates a connection or association with us.

Developer shall not in any event have the right to pledge, encumber, charge, hypothecate or otherwise give any third party a security interest in this Agreement in any manner whatsoever without our express prior written permission, which permission may be withheld for any reason whatsoever in our sole subjective judgment.

11.4      Assignment to Entity Principally Controlled By You.  The Developer franchise business and its assets and liabilities may be assigned to a newly-formed corporation or other legal entity that conducts no business other than the operation of the franchise and in which you and any of your principals own and control in the aggregate not less than ninety percent (90%) of the equity and voting power of all outstanding capital stock or ownership interest, provided as follows:

(a)        that the proposed transferee complies with the provisions of this Agreement; and

(b)        that you are empowered to act for said  corporation or other legal entity; and

(c)        that you shall submit to us documentation that we may reasonably request to effectuate the transfer, including the approving and acknowledging execution of this Agreement; and

(d)        that you shall submit to us a true and complete list of the shareholders, members or partners, showing number of shares or interests owned, and a list of the officers and directors if a corporation or managers if a limited liability company, or managing partners if a partnership.  We shall be promptly notified of any changes in said lists; and

(e)        that all certificates of shares or interests issued by transferee at any time shall be endorsed thereon the appropriate legend to conform with state law, referring to this Agreement  by date and name of parties hereto and stating “Transfer to This Certificate is Limited by the Terms and Conditions of a Developer Agreement;” and

(f)        that a copy of this Agreement shall be given to every shareholder, member or partner; and

(g)        that a copy of the organizational documents and any corporate resolutions and a Certificate of Good Standing will be furnished to us at our reasonable request, and prompt notification in writing of any amendments thereto will be provided to us; and

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(h)        that the number of shares or interests issued or outstanding in the transferee will not be increased or decreased without prior written notice to us, which notice will in its terms guarantee compliance with this Agreement.  In addition, new shareholders, members of partners must be approved by use and agree to be bound by this entire Agreement.  Shareholders, members or partners may make a separate agreement among them providing for purchase by the survivors amount them of the shares of any shareholders or interests of any members or partners upon death, or other agreements affecting ownership or voting rights, so long as voting control and a majority representation of the board of directors or members or partners remains with those individuals who initially applied for and were approved as Franchisees under this Agreement.  Shareholders, members or partners must notify us in writing of any such agreement which affects control of the transferee.

11.5      Death or Disability.

(a)        Upon the death or disability of Developer or an Owner, the executor, administrator, conservator, guardian or other personal representative must assign, sell, or transfer Developer’s interest in this Agreement, the Developer Business and its assets, or the Owner’s ownership interest in Developer, to a third party approved by us.  That transfer (including, without limitation, transfer by bequest or inheritance) must occur, subject to our rights, within a reasonable time, not to exceed twelve (12) months from the date of death or disability, and is subject to all of the terms and conditions in this Section 11.  A failure to transfer such interest within this time period is a breach of this Agreement.  The term “disability” means a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent Developer from supervising the RDA management and operation for ninety (90) or more consecutive days.

(b)        If, upon the death or disability of Developer or an Owner, a trained manager who we approve is not managing the day-to-day operations, then the executor, administrator, conservator, guardian or other personal representative must, within a reasonable time not to exceed thirty (30) days from the date of death or disability, appoint a manager that we must approve to operate the Developer Business.  The manager must, at Developer’s or the Owner’s estate’s expense, satisfactorily complete the training we designate with the specified time period.

11.6      Company’s Right of First Refusal.  If Developer at any time determines to sell or transfer an interest in this Agreement or the Developer Business, or if Owner determines to sell or transfer a controlling ownership interest in Developer, then Developer or the Owner, as applicable (the “Seller”) must obtain from a responsible and fully disclosed buyer, and send us a true and complete copy of a bona fide, executed written offer relating exclusively to an interest in Developer or this Agreement and the Developer Business.  The offer must include details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price.  To be a valid, bona fide offer, the proposed purchase price must be in a fixed dollar amount and without any contingent payments of purchase price (such as earn-out payments).

We may, by delivering written notice to the Seller within fifteen (15) days after we receive both an exact copy of the offer and all other information requested, elect to purchase the interest for the price and on the terms and conditions contained in the offer, provided that: 1) we may substitute cash for any form or payment proposed in the offer; (2) our credit will be deemed equal to the credit of any proposed buyer; (3) the closing will be not less than thirty (30) days after notifying the Seller of our election to purchase or, if later, the closing date proposed in the offer; and (4) we must receive, and the Seller agrees to make, all customary representations and warranties, given by the seller of the assets of a business or ownership interests in a legal entity, as applicable, including, without limitation, representations and warranties regarding ownership and condition of, and title to, assets and (if applicable) ownership interests and validity of contracts and the liabilities, contingent on otherwise, relating to the assets or ownership interests being purchased. If we exercise our right of first refusal, the Seller agrees that, for two (2) years beginning on the closing date, the Seller and members of its immediate family will be bound by the non-competition covenant contained in Section 12.2 below.

If we do not exercise our right of first refusal, the Seller may complete the sale to the proposed buyer on the original offer’s terms, subject to our approval of the transfer as provided above.  If the Seller does not complete the sale to the proposed buyer within sixty (60) days after we notify the Seller that we do not intend to exercise

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our right of first refusal, or if there is a material change in the terms of the sale (which the Seller must let us know promptly), we will have an additional right of first refusal during the thirty (30) day period following either the expiration of the sixty (60) day period or receipt of notice of the material change(s) in the sale’s terms, either on the terms originally offered or the modified terms, at our option.

11.7      Ownership Structure.  Developer represents and warrants that each person holding direct or indirect, legal or beneficial ownership interests in Developer and their respective interests and ownership structure (collectively, the “Owners’”) are listed in Exhibit 3to this Agreement.  In consideration of, and as an inducement to, the execution of this Agreement, each Owner of the Developer and their respective spouses shall personally and unconditionally sign our form Guaranty and Acceptance of Obligations, attached as Exhibit 4, guarantying to us and our successors and assigns that the punctual payment and performance of each and every undertaking, agreement and covenant set forth in this Agreement; and agreeing to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement.  Developer shall not change its ownership structure without complying with all of the terms and conditions of this Section 11.  Any proposed change in ownership structure, membership interest, or shareholders must be approved by us in writing.

12.        NON-COMPETITION.

12.1      In Term.  During the term of this Agreement, neither Developer, any of the Principals, nor any member of Developer’s or a Principal’s immediate family will have any direct or indirect interest (e.g., through a spouse) as a disclosed or beneficial owner, investor, partner, director, officer, controlling shareholder, employee, consultant, representative or agent, or in any other capacity, in a Competitive Business (defined below), whether located within or outside the RDA, without our prior written consent.

12.2      Post-Term.  For a twelve (12) month period following the assignment, expiration or termination of this Agreement, for any reason, neither Developer, any Owner, nor any member of Developer’s or an Owner’s immediate family will have any direct or indirect interest (e.g., through a spouse, child or trust) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Competitive Business located or operating: (a) within the RDA; (b) within the development area of any of our other Developers; or (c) within twenty-five (25) miles of any ESIO Franchise or Developer franchise in operation or development on the date of assignment, expiration or termination. The term “Competitive Business” means any business which derives more than Fifty-Thousand Dollars ($50,000) of revenue per year from: the distribution and sale of water, beverages, water and beverage equipment (including coolers, heaters, and other related equipment), services (including maintenance and repair) or products (including beverage packets), or any business which grants franchises or licenses to others to operate such a business, other than a ESIO Franchise operated under a franchise agreement with us.

13.        TERMINATION.

13.1      Termination by Company.  We may terminate this Agreement, effective upon written notice of termination to Developer, if:

(a)         Developer or one of its Owners makes or attempts to make a transfer in violation of Section 11;

(b)         Developer fails to meet the RD Minimum Development Obligation for any Development Period;

(c)         Developer has made or makes a material misrepresentation or omission in acquiring the rights under this Agreement or in operating the Developer Business;

(d)         Developer does not satisfactorily complete initial training;

(e)         Developer is convicted by a trial court of, or pleads no contest to, a felony;

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(f)         Developer fails to maintain the insurance we require from time to time;

(g)        Developer or an Owner engages in any dishonest, unethical or illegal conduct or any other conduct which, in our opinion, adversely affects our reputation, the reputation or other ESIO Franchises or the goodwill associated with the Marks;

(h)        Developer knowingly makes any unauthorized use or disclosure of any part of the Manuals or any other Confidential Information;

(i)         Developer fails on three (3) or more separate occasions within any twelve  (12) consecutive month period to submit when due reports or other data, information or supporting records, pay when due any amounts due to us (or our Affiliates), or otherwise comply with this Agreement, whether or not Developer corrects any of these failures after we deliver written notice to Developer, whether or not Developer corrects either of the failures after we deliver written notice to Developer;

(j)         Developer makes an assignment for the benefit of creditors or admits in writing insolvency or inability to pay debts generally as they become due; Developer consents to the appointment of a receiver, trustee or liquidator of all or the substantial part of the assets of the Developer Business; or the assets of the Developer Business are attached, seized, subjected to a writ or distress warrant, or levied upon, unless the attachment, seizure, writ, warrant or levy is vacated within thirty (30) days following the order’ entry;

(k)        Developer fails to comply with any other provision of this Agreement and does not correct the failure within thirty (30) days after we deliver written notice of the failure to Developer; or

(l)         Developer fails to pay any sums due to us and does not correct the failure within ten (10) days after we deliver written notice of that failure to Developer.

13.2      Cross-Termination. Notwithstanding anything contained in this Agreement to the contrary, at any time that Developer or any of his Affiliates is in breach of his obligations under this Agreement, or any other agreement between Developer or any of his Affiliates and Franchisor or any of its Affiliates, Franchisor (or its Affiliate) may elect to defer the performance of Franchisor’s (or its Affiliate’s) obligations under this Agreement or such other agreement until Developer’s (or his Affiliate’s) breach has been cured.  Franchisor’s (or its Affiliate’s) exercise of that right will not constitute a waiver of its rights under this Agreement or such other agreement, including Franchisor’s (or its Affiliate’s) right to terminate this Agreement or such other agreement.  In addition, Franchisor’s (or its Affiliate’s) exercise of that right will not serve as a basis for any claim by Developer (or his Affiliate) that Franchisor did not perform its obligations in a timely manner.

13.3      Rights and Obligations Upon Termination or Expiration.  Upon the expiration of the Term or any Renewal Term, or upon the earlier termination of this Agreement, Developer shall have no further right to construct, equip, own, open or operate additional ESIO Franchises (except pursuant to a Franchise Agreement between Developer and us which is in full force and effect on the date of expiration or termination and is not terminated pursuant to Section 13.2).  Upon expiration or termination of this Agreement, we may ourselves construct, equip, open, own or operate, or license others to construct, equip, open, own or operate ESIO Franchises in the RDA, except as provided in any Franchise Agreement executed pursuant to this Agreement.  When this Agreement expires or is terminated for any reason and except as required to perform Developer’s obligations under a valid Franchise Agreement with us, Developer shall:

(a)        Forfeit to Franchisor all fees paid by Developer to Franchisor, except as expressly set forth in Section 7 of this Agreement.

(b)        All goodwill associated with Developer’s operations is, and will be, the property of Franchisor, and Developer will receive no payment therefor.

(c)        Developer will receive no further payments except as set forth in Section 7.

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(d)        Not directly or indirectly at any time thereafter or in any manner: (i)  identify itself or any business as a current or former Developer or ours; (ii) use any Mark, any colorable imitation of a Mark, any trademark, service mark or commercial symbol that is confusingly similar to any Mark or other indicia of an ESIO Franchise in any manner or for any purpose; or (iii) use for any purpose any trade name, trademark, service mark or other commercial symbol that indicates or suggests a connection or association with us;

(e)        Take the actions required to cancel all fictitious or assumed name or equivalent registrations relating to Developer’s use of any Mark;

(f)         Deliver to us within thirty (30) days all advertising, marketing and promotional material, forms and other materials containing any Mark or otherwise identifying or relating to the Developer Business or to an ESIO Franchise;

(g)        If applicable, notify all search engines of the termination or expiration of Developer’s right to use all domain names, Websites and other search engines associated directly or indirectly with the Marks or ESIO Franchises and authorize those search engines to transfer to us or our designee all rights to the domain names, Websites and search engines relating to the Marks or ESIO Franchises.  We have the absolute right and interest in and to all domain names, Websites and search engines associated with the Marks or ESIO Franchises, and Developer hereby authorizes us to direct all applicable parties to transfer Developer’s domain names, Websites and search engines to us or our designee if this Agreement expires or is terminated for any reason whatsoever.  All parties may accept this Agreement as conclusive of our right to such domain names, Websites and search engines and this Agreement will constitute the authority from Developer for all parties to transfer all such domain names, Websites and search engines to us;

(h)        Immediately cease using any of the Confidential Information in any business or otherwise and return to us all copies of the Manuals and any other confidential materials that we have loaned Developer; and

(i)         Provide us, within thirty (30) days after the expiration or termination of this Agreement, evidence satisfactory to us of Developer’s compliance with these obligations.

13.4      Right to Seek Injunctive Relief.  Upon any breach by Developer of any of the terms of this Agreement, Franchisor may institute and prosecute proceedings, at law or in equity, in any court of competent jurisdiction, to obtain an injunction to enforce the provisions of this Agreement and to pursue any other remedy to which Franchisor may be entitled.  Developer agrees that the rights conveyed by this Agreement are of a unique and special nature and that Franchisor’s remedy at law for any breach would be inadequate and agrees and consents that temporary or permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Section 15, without the necessity of posting bond therefor or proof of actual damages.

14.         MEDIATION AND ARBITRATION.

14.1      Specific Performance; Injunctive Relief. Provided we give you the appropriate notice, we will be entitled, without being required to post a bond, to the entry of temporary and permanent injunctions and orders of specific performance to: (1)  enforce the provisions of this Agreement relating to your use of the Marks and non-disclosure and non-competition obligations under this Agreement; (2)  prohibit any act or omission by you or your employees that constitutes a violation of any applicable law, ordinance, or regulation; constitutes a danger to the public; or may impair the goodwill associated with the Marks or ESIO franchises; or (3)  prevent any other irreparable harm to our interests.  If we obtain an injunction or order of specific performance, then you shall pay us an amount equal to the total of our costs of obtaining it, including without limitation reasonable attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, and any damages we incur as a result of the breach of any such provision.  You further agree to waive any claims for damage in the event there is a later determination that an injunction or specific performance order was issued improperly.

14.2      Mediation and Arbitration.  The parties acknowledge it is in their best interest to resolve any dispute which arises in a consistent and orderly manner.  Therefore, the parties agree to diligently pursue informal

Regional Developer Agreement 04/12	C-19

negotiations, internal appeal procedure, or other informal methods (“Informal Methods”) to resolve any such dispute.  In the event such Informal Methods are unsuccessful, the parties agree as follows.

(a)         Non-Binding Mediation.  All claims, controversies or disputes that arise between the parties which relates in any way to this Agreement, the purchase or operation of the Developer Business or the relationship between you and us, must be submitted to non-binding mediation before an action may be brought in in arbitration or a court of competent jurisdiction.  At the request of either party, the mediation will be conducted in secrecy.  The parties to the mediation will share equally in its cost and expenses, except those costs and expenses incurred separately by each party.  The mediation process will be deemed “Completed” when the parties agree that it has been completed, the mediator declares that any impasse exists or 60 days have elapsed since the date of the initiating party’s notice to the other party that it is initiating the mediation process, whichever occurs first.

(b)         Arbitration.  Once the mediation has been Completed, the parties must submit any unresolved dispute to arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  All claims, controversies or disputes arising out of or relating in any way to this Agreement, the purchase or operation of the Franchised Business or the relationship between you and us will, to the fullest extent permitted by Federal Arbitration Act, be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in Maricopa County, Arizona.

(c)         Arbitration Procedures.  The demand for Arbitration (“Demand”) will contain a description of the claim, dispute, or controversy and the remedy requested.  In no event may a Demand be made after the date when the institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred by the applicable statute of limitations or laches.  The appointed arbitrator shall have the authority to dismiss claims for failure to comply with the applicable statute of limitations or laches. Any claim requesting relief or an award of less than One hundred thousand and 00/100 Dollars ($100,000.00) will be conducted before a single independent and impartial arbitrator selected pursuant to the Commercial Arbitration Rules of the AAA.  For any claim requesting relief or an award of greater than one hundred thousand and 00/100 Dollars ($100,000.00), the arbitration will be conducted before a panel of three (3) independent and impartial arbitrators selected pursuant to the Commercial Arbitration Rules of the AAA.  Unless otherwise mutually agreed, all arbitrators shall be lawyers licensed by the State of Arizona, with five (5) or more years’ experience in the practice of commercial law and approved to be on an AAA Panel.  The arbitrator(s) will issue a reasoned award, with findings of fact and conclusions of law.  Actions to enforce an express obligation to pay monies may be brought under the Expedited Procedures of the AAA’s Commercial Arbitration Rules.  The Federal Arbitration Act shall govern, excluding all state arbitration laws.  Arizona law will govern all other issues.  With respect to discovery, the arbitrator shall require each party to make a good cause showing before such discovery will be granted.

(d)         Appealability of Award.  Either party may appeal the final award of the arbitrator(s) to the appropriate U.S. District Court.  The Court’s review of the arbitrator’s findings of fact will be under the clearly erroneous standard, and the Court’s review of all legal rulings will be de novo.  If it should be determined that this provision regarding appealability of the award is not enforceable, then either party may appeal the arbitrator’s final award to a panel of three arbitrators chosen under AAA procedures, which will employ the same standards of review stated immediately above.

(e)         Certain Disputes Exempted.  Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 14.2 do not apply in cases where (i) Franchisor brings an action for an express obligation to pay monies, declaratory relief, preliminary or permanent equitable relief, any action at law for damage to Franchisor’s goodwill, the Proprietary Information, the Service Marks or other property or for fraudulent conduct by Franchisee; (ii) the delay resulting from the mediation process may adversely affect Franchisor’s financial condition or endanger or adversely affect the public (for example, unhealthy, unsafe or

Regional Developer Agreement 04/12	C-20

unsanitary conditions would continue to exist) or (iii) Franchisor in good faith believes that the controversy or dispute would not be resolved through the mediation process.

(f)         Other Disputes.  Disputes concerning the validity or scope of arbitration, including whether a dispute is subject to arbitration, are beyond the authority of the arbitrator(s) and will be determined by a court of competent jurisdiction pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq., as amended from time to time.

(g)        Survives Termination.  The provisions of this Section 14 will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement, however effected.

(h)        Election to Resolve Claims.  This Section 14 is an election to resolve claims, disputes, and controversies by mediation and arbitration rather than the judicial process.  The parties agree and understand that they are waiving certain rights to seek redress before state and federal courts. It is understood that this will you and us to waive any right to a jury trial or a trial in court.  The parties understand that the rules applicable to arbitrations and the rights of parties in arbitrations differ from the rules and rights applicable in court.

14.3      Governing Law/Consent To Jurisdiction.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 1051 et seq.) and except that all issues relating to arbitrability or the enforcement or interpretation of the agreement to arbitrate set forth in Section 14.2 which will be governed by the United States Arbitration Act (9 U.S.C. § 1 et seq.) and the federal common law relating to arbitration, this Agreement and the Franchise will be governed by the internal laws of the State of Arizona (without reference to its choice of law and conflict of law rules), except that the provisions of any Arizona law relating to the offer and sale of business opportunities or franchises or governing the relationship of a franchisor and its franchisees will not apply unless their jurisdictional requirements are met independently without reference to this Section.  You agree that we may institute any action against you arising out of or relating to this Agreement (which is not required to be arbitrated hereunder or as to which arbitration is waived) in any state or federal court of general jurisdiction in Maricopa County, Arizona, and you irrevocably submit to the jurisdiction of such courts and waive any objection you may have to either the jurisdiction or venue of such court.

14.4      Binding Effect. This Agreement is binding on and will inure to the benefit of our successors and assigns and, subject to the Transfers provisions contained in this Agreement, will be binding on and inure to the benefit of your successors and assigns, and if you are an individual, on and to your heirs, executors, and administrators.

14.5      No Liability to Others; No Other Beneficiaries.  We will not, because of this Agreement or by virtue of any approvals, advice or services provided to you, be liable to any person or legal entity who is not a party to this Agreement, and no other party shall have any rights because of this Agreement.

14.6      Construction.  All headings of the various Sections of this Agreement are for convenience only, and do not affect the meaning or construction of any provision.  All references in this Agreement to masculine, neuter or singular usage will be construed to include the masculine, feminine, neuter or plural, wherever applicable.  Except where this Agreement expressly obligates us to reasonably approve or not unreasonably withhold our approval of any of your actions or requests, we have the absolute right to refuse any request by you or to withhold our approval of any action or omission by you.  The term “Affiliate” as used in this Agreement is applicable to any company directly or indirectly owned or controlled by you or your Principal Owners, or any company directly or indirectly owned or controlled by us that sells products or otherwise transacts business with you.

14.7      Joint and Several Liability. If two (2) or more persons are the Developer under this Agreement, their obligation and liability to us shall be joint and several.

Regional Developer Agreement 04/12	C-21

14.8      Multiple Originals. This Agreement will be executed using multiple copies, each of which will be deemed an original.

15.       GENERAL CONDITIONS AND PROVISIONS.

15.1      Relationship of Developer to Company.  It is expressly agreed that the parties intend by this Agreement to establish between us and Developer the relationship of franchisor and franchisee.  Except as expressly provided herein, it is further agreed that Developer has no authority to create or assume in our name or on our behalf, any obligation, express or implied, or to act or purport to act as agent or representative on our behalf for any purpose whatsoever.  In no event shall either party be deemed to be fiduciaries of the other.  Neither we nor Developer is the employer, employee, agent, partner or co-venturer of or with the other, each being independent contractors.  Developer agrees that it will not hold himself out as the agent, employee, partner or co-venturer of ours, or as having any of the aforesaid authority.  All Employees hired by or working for Developer shall be the employees of Developer and shall not, for any purpose, be deemed employees of us or subject to our control.

15.2      Indemnification.

(a)        Indemnification by Developer.  To the fullest extent permitted by law, Developer agrees to indemnify, defend and hold harmless us, our Affiliates, and our and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (“Our Indemnified Parties”) from and against, and to reimburse any one or more of Our Indemnified Parties for any and all claims, obligations and damages directly or indirectly arising out of: (i) the Developer Business; (ii) Developer’s breach of this Agreement, or (3) Developer’s non-compliance or alleged non-compliance with any law, ordinance, rule or regulation.  For purposes of this indemnification, “claims” include all obligations, damages (actual, consequential, punitive or otherwise) and costs that any Indemnified Party reasonably incurs in defending any claim against it, including, without limitation, reasonable accountants’, arbitrators’, attorneys’ and expert witness’ fees, costs of investigation and proof of facts, court costs, travel and living expenses and other expenses of litigation, arbitration or alternative dispute resolution, regardless of whether litigation or alternative dispute resolution is commenced.  Each Our Indemnified Party may defend and control the defense of any claim against it which is subject to this indemnification at Developer’s expense, and Developer may not settle any claim or take any other remedial, corrective or other actions relating to any claim without our consent. This indemnity will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination.  An Our Indemnified Party need not seek recovery from an insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against Developer.  Developer agrees that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that an Our Indemnified Party may recover from Developer.

(b)        Indemnification by Us.  To the fullest extent permitted by law, we agree to indemnify, defend and hold harmless you, your Affiliates, and your and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (“Your Indemnified Parties”) from and against, and to reimburse any one or more of Your Indemnified Parties for any and all claims, obligations and damages directly or indirectly arising out of: (1) the business conducted by us pursuant to this Agreement, (2) our breach of this Agreement, or (3) our non-compliance or alleged non-compliance with any law, ordinance, rule or regulation.  For purposes of this indemnification, “claims” include all obligations, damages (actual, consequential, punitive or otherwise) and costs that any Your Indemnified Party reasonably incurs in defending any claim against it, including, without limitation, reasonable accountants’, arbitrators’, attorneys’ and expert witness’ fees, costs of investigation and proof of facts, court costs, travel and living expenses and other expenses of litigation, arbitration or alternative dispute resolution, regardless of whether litigation or alternative dispute resolution is commenced.  Each Your Indemnified Party may defend and control the defense of any claim against it which is subject to this indemnification at our expense, and we may not settle any claim or take any other remedial, corrective or other actions relating to any claim without your consent. This indemnity will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination.  A Your Indemnified Party need

Regional Developer Agreement 04/12	C-22

not seek recovery from an insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against us.  We agree that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that a Your Indemnified Party may recover from us.

15.3      Waiver and Delay.  Except as otherwise expressly provided to the contrary, no waiver by us of any breach or series of breaches or defaults in performance by the Developer, and no failure, refusal or neglect of or by us to exercise any right, power or option given to us under this Agreement or under any other agreement  between us and Developer, whether entered into before, after or contemporaneously with the execution of this Agreement (and whether or not related to this Agreement) or to insist upon strict compliance with or performance of the Developer’s obligations under this Agreement or any other agreement between us and Developer, whether entered into before, after or contemporaneously with the execution of this Agreement (and whether or not related to this Agreement), shall constitute a novation, or a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver of our right at any time thereafter to require exact and strict compliance with the provisions thereof.

15.4      Survival of Covenants.  The covenants contained in this Agreement which, by their terms, require performance by the parties after the expiration or termination of this Agreement or ancillary agreements shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

15.5      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of us and Developer.

15.6      Joint and Several Liability.  If either party consists of more than one person or entity, or a combination thereof, the obligations and liabilities of each such person or entity to the other under this Agreement are joint and several.

15.7      Consent to Jurisdiction.  Subject to Section 14 and the provisions below, Developer and its owners agree that all actions arising under this Agreement or otherwise as a result of the relationship between Developer and us must be commenced in the State of Arizona, and in the state or federal court of general jurisdiction closest to where our principal business address then is located, and Developer (and its Owners) irrevocably submits to the jurisdiction of those courts and waives any objection Developer (or its owners) might have with either the jurisdiction of or venue in those courts. Nonetheless, Developer and any of its Owners agree that we may enforce this Agreement and any arbitration orders and awards in the courts of the state or states in which Developer or its Owners are domiciled.

15.8      Waiver of Punitive Damages and Jury Trial.  Except for the Parties’ indemnification obligation under Section 15.2 above and except where authorized by federal statute, we and Developer and its Owners waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between us and Developer, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains.  We and Developer irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either party.

15.9      Limitation of Claims.  Any and all claims arising out of or relating to this Agreement or our relationship with Developer, except for claims for indemnification under Section 15.2 above, will be barred unless a judicial or arbitration proceeding is commenced within one (1) year from the date on which the party asserting the claim knew or should have known of the facts giving rise to the claims.

15.10    Entire Agreement.  This Agreement and the Exhibits incorporated in the Agreement contain all of the terms and conditions agreed upon by the parties to this Agreement with reference to the subject matter of this Agreement.  No other agreements, and all prior agreements, understanding and representations are merged in this Agreement and superseded by this Agreement.  Each party represents to the other that there are no contemporaneous agreements or understandings between the parties relating to the subject matter of this Agreement that are not contained in this Agreement.  This Agreement cannot be modified or changed except by written instrument signed by all of the parties to this Agreement, provided that we may modify or amend the Manuals at any time without notice to, or approval of, Developer or any other person.  Nothing in this Agreement

Regional Developer Agreement 04/12	C-23

shall have the effect of disclaiming any of the information in the Franchise Disclosure Document or its attachments or addenda.

15.11    Title for Convenience. Article and Section titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants or conditions of this Agreement.

15.12    Gender.  All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context or sense of this Agreement or any section or paragraph hereof may require.

15.13    Severability.  Except as expressly provided to the contrary in this Agreement, each Section, paragraph, term and provision of this Agreement is severable, and if, for any reason, any part thereof, to be invalid or contrary to or in conflict with any applicable present or future law and regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction, that ruling will not impair the operation or, or otherwise affect, any other portions of this Agreement, which will continue to have full force and effect and bind the parties.  If any covenant which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited, and/or length of time, but would be enforceable if modified, we and Developer agree that the covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction whose law determines the covenant’s validity.  If any applicable and binding law or rule of any jurisdiction requires more notice than this Agreement requires of this Agreement’s termination or of our refusal to enter into a successor agreement, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable or unlawful, the notice and/or other action required by the law or rule will be substituted for the comparable provisions of this Agreement, and we may modify the invalid or unenforceable provisions to the extent required to be valid and enforceable or delete the unlawful provision in its entirety.  Developer agrees to be bound by any promise or covenant imposing the maximum duty the law permits which is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

15.14    Fees and Expenses.  Should any party to this Agreement commence any action or proceeding for the purpose of enforcing, or preventing the breach of, any provision of this Agreement, whether by arbitration, judicial or quasi-judicial action or otherwise, or for damages for any alleged breach of any provision of this Agreement, or for a declaration of such party’s rights or obligations under this Agreement, then the prevailing party shall be reimbursed by the losing party for all costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

15.15    Notices.  Except as otherwise expressly provided herein, all written notices and reports permitted or required to be delivered by the parties pursuant to this Agreement shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by mail, via registered or certified mail, return receipt requested; or one (1) business day after placement with Federal Express, or other reputable air courier service, requesting delivery on the most expedited basis available, postage prepaid and addressed as follows:

If to Company:	ESIO FRANCHISING, LLC Attn: Chief Operating Officer 1740 W. Broadway Mesa, Arizona 85202

If to Developer:

Or to such other addresses any such party may designate by ten (10) days’ advance written notice to the other party.

15.16    Time of Essence.  Time shall be of the essence for all purposes of this Agreement.

Regional Developer Agreement 04/12	C-24

5.17      Lien and Security Interest.  To secure your performance under this Agreement and indebtedness for all sums due us or our Affiliates, we shall have a lien upon, and you hereby grant us a security interest in, the following collateral and any and all additions, accessions, and substitutions to or for it and the proceeds from all of the same: (a) all inventory now owned or after-acquired by Developer and the Developer Business, including but not limited to all inventory and supplies transferred to or acquired by Developer in connection with this Agreement; (b) all accounts of Developer and/or the Developer Business now existing or subsequently arising, together with all interest in Developer and/or the Developer Business, now existing or subsequently arising, together with all chattel paper, documents, and instruments relating to such accounts; (c) all contract rights of Developer and/or the Developer Business, now existing or subsequently arising; and (d) all general intangibles of Developer and/or the Developer Business, now owned or existing, or after-acquired or subsequently arising.  You agree to execute such financing statements, instruments, and other documents, in a form satisfactory to us, that we deem necessary so that we may establish and maintain a valid security interest in and to these assets.

15.18    Submission of Agreement.  This Agreement shall not be binding upon us unless and until it shall have been submitted to and signed by our President or Chief Executive Officer, and the date of said signing as set forth on the first page of this agreement shall be the effective date of this agreement.

15.19    Developer’s Acknowledgement of Business Risk and Absence of Guarantee.

A.         Developer acknowledges and represents that Franchisor, itself or through any officer, director, employee, or agent, has not made, and Developer has not received or relied upon, any oral or written, visual, express or implied information, representations, warranties, guarantees, or promises regarding the amount of sales levels or income Developer might expect to earn from the rights granted hereby, except as set forth in the Franchise Disclosure Document. _____ (Initialed by Developer)

B.         The business venture contemplated by the Developer Agreement involves business risks.  _____ (Initialed by Developer)

C.         Developer’s success will be largely dependent upon Developer’s ability as an independent businessperson.  _____ (Initialed by Developer)

D.         The Developer has received, read, and understands this Regional Developer Agreement and any attachments.  _____ (Initialed by Developer)

E.         Developer understands and agrees that the beverage distribution industry is highly competitive, cyclical, seasonal and volatile with constantly changing market conditions.  _____ (Initialed by Developer)

F.         Developer acknowledges and agrees that Franchisor has answered any questions it or its representatives have posed to Franchisor regarding this Developer Agreement to Developer’s satisfaction.  _____ (Initialed by Developer)

G.         Developer has been advised to consult with Developer’s own advisors with respect to the legal, financial, and other aspects of this Regional Developer Agreement, the business franchised hereby, and the prospects for such business.  Developer either has consulted with such advisors or has deliberately declined to do so.  _____ (Initialed by Developer)

H.         Any written inquiries made to Franchisor by Developer pertaining to the nature of this Regional Developer Agreement have been answered in writing to the satisfaction of Developer.  _____ (Initialed by Developer)

I.          Developer has had the opportunity and adequate time to independently investigate, analyze, and construe both the business opportunity being offered hereunder and the terms and provisions of this

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Regional Developer Agreement, utilizing the services of legal counsel, accountants, and other advisors (if Developer so elects).  _____ (Initialed by Developer)

J.          Any and all applications, financial statements, and representations, whether oral or in writing, submitted to Franchisor by Developer were complete and accurate when submitted and are complete and accurate as of the date of execution of this Regional Developer Agreement, unless the same have been otherwise amended in writing.  Developer states that he/she is not presently involved in any business activity that could be considered competitive in nature, unless heretofore disclosed to Franchisor in writing.  _____ (Initialed by Developer)

K.         Developer agrees not to contest, directly or indirectly, Franchisor’s ownership, title, right, or interest in its names or Proprietary Marks, trade secrets, methods, procedures, know-how, and advertising techniques which are part of Franchisor’s business or contest Franchisor’s sole right to register, use, or license others to use such names and Proprietary Marks, trade secrets, methods, procedures, and techniques.  _____ (Initialed by Developer)

L.         Developer’s signature to this Regional Developer Agreement has not been induced by any representation inconsistent with the terms of this Regional Developer Agreement or inconsistent with the Franchise Disclosure Document given to Developer by Franchisor. _____ (Initialed by Developer)

M.        Developer represents and warrants that Developer is not a party to or subject to any order or decree of any court or government agency which would limit or interfere in any way with the performance by Developer of the obligations under this Regional Developer Agreement, and that Developer is not a party, and has not within the last ten (10) years been a party, to any litigation, bankruptcy, or legal proceedings other than those heretofore disclosed to Franchisor in writing.  _____ (Initialed by Developer)

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the first date set forth above.

ESIO FRANCHISING, LLC

By:	Lyle W. Myers

Its:	President

TEMPCO, INC.

By:	Anthony Silverman

Its:

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EXHIBIT 1

DEVELOPMENT AREA AND INITIAL DEVELOPMENT FEE

DEVELOPMENT AREA

Dallas/Ft. Worth/Tyler

County	Number of qualified HH	Cost if sold separately	Cost of area	Households	Population
Anderson	6,725	$6,500.83	$1,625.21	15,936	58,458
Angelina	12,535	$12,117.48	$3,029.37	31,735	86,771
Bosque	2,915	$2,817.79	$704.45	6,732	18,212
Camp	1,633	$1,578.88	$394.72	4,588	12,401
Cherokee	6,529	$6,311.14	$1,577.78	17,091	50,845
Colin	192,070	$185,668.12	$46,417.03	278,363	782,341
Comanche	1,898	$1,834.70	$458.68	5,243	13,974
Cooke	6,917	$6,686.12	$1,671.53	14,623	38,437
Dallas	401,466	$388,083.82	$97,020.95	843,416	2,368,139
Delta	798	$770.97	$192.74	2,045	5,231
Denton	154,161	$149,022.44	$37,255.61	237,903	662,614
Ellis	28,618	$27,664.11	$6,916.03	49,598	149,610
Erath	18,500	$17,883.39	$4,470.85	49,598	37,890
Fannin	5,143	$4,971.99	$1,243.00	11,824	33,915
Franklin	1,684	$1,627.90	$406.97	3,734	10,605
Freestone	3,163	$3,057.19	$764.30	7,107	19,816
Grayson	20,737	$20,045.64	$5,011.41	44,885	120,877
Gregg	17,947	$17,348.93	$4,337.23	44,314	121,730
Hamilton	1,219	$1,178.82	$294.71	3,064	8,517
Henderson	9,658	$9,336.49	$2,334.12	29,810	78,532
Hill	5,258	$5,082.68	$1,270.67	13,379	35,089
Hood	11,134	$10,763.16	$2,690.79	20,543	51,182
Hopkins	5,494	$5,310.84	$1,327.71	13,175	35,161
Huston	2,611	$2,523.96	$630.99	7,794	23,732
Hunt	12,640	$12,218.20	$3,054.55	31,520	86,129
Jack	1,382	$1,335.54	$333.88	2,984	9,044
Johnson	27,543	$26,625.08	$6,656.27	51,579	14,075
Kaufman	20,552	$19,866.75	$4,966.69	34,599	103,350
Lamar	7,497	$7,246.91	$1,811.73	19,272	49,793
Nacogdoches	8,117	$7,846.30	$1,961.58	22,929	64,524
Navarro	7,391	$7,144.79	$1,786.20	17,598	47,735
Palo Pinto	4,774	$4,615.14	$1,153.78	10,447	28,111

Regional Developer Agreement Exhibit 1- Development Area and Initial Development Fee 04/2012	C-27

County	Number of qualified HH	Cost if sold separately	Cost of area	Households	Population
Parker	22,821	$22,060.36	$5,515.09	43,140	116,927
Rains	1,697	$1,640.21	$410.05	4,069	10,914
Red River	1,742	$1,683.77	$420.94	5,108	12,860
Rockwell	19,495	$18,845.33	$4,711.33	26,488	78,337
Rusk	8,551	$8,266.25	$2,066.56	18,272	53,330
Sabine	1,325	$1,280.42	$320.10	4,430	10,834
San Augustine	934	$902.70	$225.67	3,691	8,865
Smith	35,783	$34,590.03	$8,647.51	79,341	209,714
Somervell	1,482	$1,432.56	$358.14	2,923	8,490
Tarrant	346,639	$335,084.77	$83,771.19	655,273	1,809,034
Upshur	6,762	$6,536.53	$1,634.13	14,927	39,309
Van Zandt	8,153	$7,881.64	$1,970.41	19,838	52,579
Wise	11,255	$10,879.68	$2,719.92	20,279	59,127
Wood	6,301	$6,090.97	$1,522.74	15,792	41,964
Total	1,481,650	$1,432,261.33	$358,065.33	2,860,999	7,739,124
TOTALS		$1,345,261.33	$250,000.00

INITIAL DEVELOPMENT FEE

THE INITIAL DEVELOPMENT FEE FOR THE DEVELOPMENT AREA DESCRIBED ABOVE IS $250,000.

THE INITIAL DEVELOPMENT SHALL BE PAID BY CASHIER’S CHECK OR WIRE TRANSFER UPON EXECUTION OF THIS AGREEMENT AND IS NOT REFUNDABLE.

TEMPCO, INC.

By:	Anthony Silverman

Its:

Regional Developer Agreement Exhibit 1- Development Area and Initial Development Fee 04/2012	C-28

EXHIBIT 2

ESIO REGIONAL DEVELOPER

DEVELOPMENT OBLIGATIONS

Year	Annual	Total	Notes
Year 1	3	3	(Includes Developer’s Pilot Franchises)
Year 2	0	3
Year 3	2	5
Year 4	2	7
Year 5	2	9
Year 6	2	11
Year 7	1	12
Year 8	1	13
Year 9	1	14
Year 10	1	15

TEMPCO, INC.

By:	Anthony Silverman

Its:

Regional Developer Agreement Exhibit 2- Development Obligations 04/2012	C-29

EXHIBIT 3

OWNERSHIP STRUCTURE

[INTENTIONALLY LEFT BLANK]

Regional Developer Agreement 10/11	C-30

FIRST AMENDMENT TO REGIONAL DEVELOPER AGREEMENT

THIS FIRST AMENDMENT TO REGIONAL DEVELOPER AGREEMENT (the “Amendment”) is made and entered into this 14th day of August 2012, by and between ESIO Franchising, LLC, a Delaware limited liability company (“ESIO, “us,” or “we”), and Tempco, Inc., a Nevada corporation (“Developer” or “you”):

WHEREAS, ESIO and Developer have entered into a Regional Developer Agreement (the “Agreement”) granting Developer certain development rights and obligations with respect to a defined geographical area (the “RDA”);

WHEREAS, Developer has agreed to acquire six (6) Regional Developer Areas (“RDA”) from ESIO and ESIO, in turn, has agreed to offer Developer special terms and pricing arrangements in conjunction with Developer’s acquisition of multiple RDAs;

WHEREAS, ESIO and Developer desire to amend the Agreement to reflect certain changes ESIO and Developer have agreed to with respect to their respective rights and obligations pursuant to the Agreement;

THEREFORE, ESIO and Developer agree to amend the Agreement as follows:

For purposes of the Agreement, the term “Principal” shall mean all officers and directors of Developer as well as any shareholder owning more than 5% of the company’s outstanding capital stock.

Section 2.1(c) of the Agreement is deleted in its entirety and replaced with the following:

(c)        Development Schedule.  Developer shall satisfy the Development Schedule set for in Exhibit 2, which is incorporated herein and by this reference within each of the time periods (the “RD Development Period(s)”) specified therein (the “RD Minimum Development Obligation”).  ESIO and Developer agree that the RD Minimum Development Obligations set forth in Exhibit 2 to the Agreement shall begin on the one (1) year anniversary of the Effective Date of the Agreement.

Section 2.1(h) of the Agreement is deleted in its entirety and replaced with the following:

(h)        Pilot Franchise Units. In conjunction with the execution of this Agreement, Developer shall sign three (3) Franchise Agreements (in the form currently being signed by ESIO Unit Franchisees) whereby Developer agrees to open and operate, no later than twelve (12) months from the Effective Date of the Agreement, three (3) ESIO Pilot Franchise locations within the RDA. Developer’s operation of each Pilot Franchise must successfully pass our operational review and be able to serve as a prototype business and training facility before Developer may perform any Regional Developer Franchise services under this Agreement.  Developer will operate the Pilot Franchises or replacements therefore at all times during the Term and any extension thereof.  The Pilot Franchise must be located at a site within the RDA that is suitable for the operation of an ESIO Unit Franchise and may operate from the same location as the Developer Sales Office.  We will not approve or disapprove of the Pilot Franchise Site.

Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

2.4        Point of Contact; Communication with Franchisees.  Developer shall appoint one or more persons within Developer’s organization to be the main point of contact for all ESIO Franchises in the RDA.  Developer shall instruct all Franchisees in the RDA that communication concerning services, questions, problems, complaints, or otherwise shall be directed to Developer’s appointed representatives in the RDA and not Franchisor.

Section 2.16 of the Agreement is deleted in its entirety.

Section 4 of the Agreement is deleted in its entirety and replaced with the following:

First Amendment to Regional Developer Agreement	1

TERM.  The term of this Agreement (the “Term”) shall be for a period of eleven (11) years commencing on the Effective Date of the Agreement.  The Development Obligations set forth in Exhibit 2 shall begin on the one (1) year anniversary of the Effective Date. Unless sooner terminated in accordance with the provisions of this Agreement,  Developer shall have the right to extend the term for two (2) additional ten (10) year terms (“Renewal Term(s)”) if:  (i) Developer notifies us in writing no more than one hundred eighty (180) days and no less than ninety (90) days before the Term or first Renewal Term would otherwise expire;  (ii) during the Term or first Renewal Term, Developer has substantially complied with the RD minimum development obligations, and all of the other terms of this Agreement; (iii) Developer and each Principal signs our general release form waiving any and all claims against us, our Affiliates, and our and their owners, officers, directors, employees, agents, successors and assigns; (iv) we and Developer mutually agree on a new minimum or other Development Obligations for the RDA during the Renewal Term; and (v) Developer has paid a renewal fee of $40,000.

Section 6 of the Agreement is deleted in its entirety and replaced with the following:

6.         DEVELOPMENT FEE.  Developer shall pay ESIO a non-refundable fee (the “Development Fee”) upon execution of the Agreement and Amendment.

A.         The Development Fee for the RDA is $250,000.

B.         If we require Developer to acquire an in-depth demographic analysis of the RDA, Developer shall also purchase the demographic analysis from us or our designated supplier for the then-applicable fee.

Section 7.1 of the Agreement is deleted in its entirety and replaced with the following:

7.1        Developer.

(a)

Initial Fee Commission and Conditions of Payment.  During the Term of this Agreement, Developer shall be paid a commission, as set forth in this Section, based on a percentage of Initial Franchise Fees and/or Renewal Fees paid by Unit Franchisees for the purchase or renewal of ESIO Unit Franchises located within the RDA (the “Initial Fee Commission”) as long as Developer has satisfied the Initial Fee Commission Conditions at the time such Initial Fee Commission would be due to Developer.  For purposes of this Agreement, the term “Initial Fee Commission Conditions” shall mean: (a) the Unit Franchisee executes a Franchise Agreement with us and pays us an initial franchise fee (we shall not be deemed to have received any fees until our bank confirms receipt of the fees or fees paid into escrow, if applicable, until such fees actually have been remitted to us); and (b) Developer has complied with all of its other obligations under this Agreement with respect to such sale and has verified the same to us in writing in a form prescribed by us.  Initial Fee Commissions shall be an amount equal to:

i.

20 percent (20%) percent of the Initial Franchise Fees, renewal fees and transfer fees paid to us minus broker’s fees or sales commissions during any period of time in which Developer is not actively involved in the referral of prospective franchisees to ESIO;

ii.

fifty percent (50%) of the total Initial Franchise Fees, renewal fees and transfer fees paid to us minus broker’s fees or sales commissions during any period of time in which Developer is actively involved in the referral of prospective franchisees to ESIO

First Amendment to Regional Developer Agreement	2

iii.	Developer shall only be entitled to any share of transfer fees if Developer is providing all of the required training to the transferee.

(b)	Commissions on Royalty Fees. We shall pay to Developer:

i.

twenty percent (20%) of the Royalty Fees (which excludes advertising and marketing fees) actually received by us from each ESIO Unit Franchise located in the RDA during any period where Developer is not actively involved in the referral of prospective franchisees and substantially providing the services set forth in Section 2 of the Agreement;

ii.

forty percent (40%) of the Royalty Fees (which excludes advertising and marketing fees) actually received by us from each ESIO Unit Franchise located in the RDA (and from Developer for each Regional Developer Franchise) pursuant to their Franchise Agreement (“Royalty Commissions”) during any period of time in which Developer is actively involved in the referral of prospective franchisees and substantially providing services set forth in Section 2 of the Agreement.  Notwithstanding the foregoing, if Developer has failed to conduct the periodic inspections described in Section 2.3 and failed to perform in any material respect, its obligations under this Agreement as to one or more Unit Franchisees located in the RDA during any applicable month, Developer shall not be entitled to receive Royalty Commissions with respect to such Unit Franchisees for the period during which reports or services were not provided.

Section 8.1 and 8.2 are deleted in their entirety and replaced with the following.

8.1        DEVELOPER SHALL BE RESPONSIBLE FOR FIFTY PERCENT (50%) OF THE FOLLOWING AMOUNTS PAID BY FRANCHISOR:

(a)        If Franchisor is required, or decides to, return all or a part of a Franchisee’s Initial Franchise Fee of which Developer received a portion pursuant to Section 7.1.

8.2.1     DEVELOPER SHALL BE RESPONSIBLE FOR FORTY PERCENT (40%) OF THE FOLLOWING AMOUNTS PAID BY FRANCHISOR:

(a)        If Franchisor is required, or decides to, return any Royalty Fees paid by a Franchisee of which Developer received a portion pursuant to Section 7.2.

The following sentence is added to the end of Section 10.2(b)

The parties agree that Developer’s disclosure of Confidential Information in securities filing required by the securities laws of the United States and the states in which it is required to make securities filings shall not be a violation of this Section 10.2.  Developer shall provide Franchisor no less than forty eight (48) hours (and more time if practical) to review and object to the disclosure of any Confidential Information.  If Franchisor does not object, in writing, within the stated time period (never less than 48 hours), Developer may submit the proposed filing that includes Franchisor Confidential Information.  If Franchisor objects to any or all of the proposed disclosure, Developer shall make such amendments as reasonably requested by Franchisor.

Section 11.1 of the Agreement is deleted in its entirety and replaced with the following:

11.1      Assignability by Us.

First Amendment to Regional Developer Agreement	3

(a)         We shall have the right, but not the obligation, to cause a subsidiary or Affiliate of ours to perform any or all of our obligations and exercise any or all of our rights under this Agreement and under any Franchise Agreement, and to require Developer to perform any or all of its obligations hereunder, in favor or such subsidiary or Affiliate, by delivery of written notice thereof to Developer.

(b)         We have the right, exercisable at any time, upon notice to you and your provision of written consent, which shall not be unreasonably withheld, to change our ownership or form and/or transfer and assign all or any part of our rights and obligations under this Agreement to any person or legal entity as long as such person or legal entity expressly assume the obligations under this Agreement.

(c)         After our transfer or assignment of this Agreement to a third party, in a manner consistent with this Agreement, who expressly assumes the obligations under this Agreement, we no longer will have any performance or other obligations under this Agreement.

Sections 11.2, 11.4, 11.5 and 11.7 are deleted in their entirety.

Section 11.3 is deleted in its entirety and replaced with the following.

11.3      Conditions for Approval of Assignment or Transfer.  Our consent to a Transfer of your rights under this Agreement shall be conditioned on your compliance and the proposed assignee’s compliance with the conditions set forth below.  For purposes of this Agreement, “Transfer” means any voluntary, involuntary, direct or indirect assignment, sale, gift, exchange, grant of a security interest, or occurrence of any other event which would or might change the controlling ownership of Developer, and includes, without limitation:  (1) the Transfer of a controlling interest of capital stock, partnership interest or other ownership interest of Developer; (2) merger or consolidation, in which Developer is not the surviving entity, of a majority interest in Developer; (3) sale, to a single individual or entity, of more than 50% of the common stock of Developer, pursuant to a private placement or registered public offering; (4) Transfer of an controlling interest in Developer in a divorce proceeding or otherwise by operation of law; or (5) Transfer of an controlling interest by will, declaration of or transfer in trust, or under the laws of intestate succession.

(a)         that the assignee (or the principal officers, shareholders, directors or general partners of the assignee in the case of a business entity assignee) demonstrates that it has the skill, qualifications and economic resources necessary, in our judgment, reasonably exercised, to own and operate the Developer Business;

(b)         that Developer has paid all amounts owed to us;

(c)         that the assignee shall expressly assume in writing for our benefit all of the  obligations of Developer under this Agreement and any other agreements proposed to be assigned to such assignee;

(d)         that neither the assignee nor its owners or Affiliates operates, has an ownership interest in or performs services for a Competitive Business (defined in Section 12.2);

(e)         that the assignee shall have completed (or agreed to complete) our training program;

First Amendment to Regional Developer Agreement	4

(f)         that the assignee signs our then current form of Developer Agreement, the provisions of which may differ materially from any and all of those contained in this Agreement, and the term of which shall be the remaining term of this Agreement;

(g)        that as of the date of any such assignment, the assignor shall have strictly complied with all of its obligations to us, whether under this Agreement or any other agreement, arrangement or understanding with us;

(h)        that the assignee is not then in default of any of the obligation to us under any agreement between such assignee and us;

(i)         that the assignor shall pay to us a transfer fee;

(j)         that the assignor shall sign a general release, in a form satisfactory to us, of any and all claims against us and our Affiliates and our and their respective shareholders, officers, directors, employees, representatives, agents, successors and assigns; and

(k)        Any attempted assignment or transfer of your rights under this Agreement without complying with the conditions set forth in this Section 11.3 is a breach of this Agreement and has no effect.

Section 11.6 is deleted in its entirety and replaced with the following.

11.6      Company’s Right of First Refusal.  If Developer, a Principal or Principals, or Developer’s shareholders (the “Seller”), at any time, determine to sell or transfer a controlling interest in Developer, this Agreement or the Developer Business, as applicable, the Seller must obtain from a responsible and fully disclosed buyer, and send us a true and complete copy of a bona fide, executed written offer relating exclusively to an interest in Developer or this Agreement and the Developer Business.  For purposes of this Agreement, a “controlling interest” shall mean “more than 50% of Developer’s voting shares.” The offer must include details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price.  To be a valid, bona fide offer, the proposed purchase price must be in a fixed dollar amount and without any contingent payments of purchase price (such as earn-out payments).

We may, by delivering written notice to the Seller within fifteen (15) days after we receive both an exact copy of the offer and all other information requested, elect to purchase the interest for the price and on the terms and conditions contained in the offer, provided that: (1) we may substitute cash for any form or payment proposed in the offer; (2) our credit will be deemed equal to the credit of any proposed buyer; (3) the closing will be not less than thirty (30) days after notifying the Seller of our election to purchase or, if later, the closing date proposed in the offer; and (4) we must receive, and the Seller agrees to make, all representations and warranties required by us, given by the seller of the assets of a business or ownership interests in a legal entity, as applicable, including, without limitation, representations and warranties regarding ownership and condition of, and title to, assets and (if applicable) ownership interests and validity of contracts and the liabilities, contingent on otherwise, relating to the assets or ownership interests being purchased. If we exercise our right of first refusal, the Seller agrees that, for two (2) years beginning on the closing date, the Seller, its Principals and members of the Principals’ immediate family will be bound by the non-competition covenant contained in Section 12.2 below.

If we do not exercise our right of first refusal, the Seller may complete the sale to the proposed buyer on the original offeror’s terms.  If the Seller does not complete the sale to the proposed buyer within: (i) one hundred eighty (180) days if the buyer is a publicly traded company (for purposes of this Agreement a publicly traded company is a company issuing stocks, which are traded on the open market, either

First Amendment to Regional Developer Agreement	5

on a stock exchange or on the over-the-counter market); or (ii) sixty (60) days if the buyer is a privately held company; after we notify the Seller that we do not intend to exercise our right of first refusal, or if there is a material change in the terms of the sale (which the Seller must let us know promptly), we will have an additional right of first refusal during the thirty (30) day period following either the expiration of the applicable period or receipt of notice of the material change(s) in the sale’s terms, either on the terms originally offered or the modified terms, at our option.

Section 11.7 is deleted in its entirety.

The following is added to Section 15.15.

If to Developer	TEMPCO, INC. 7625 E. Via Del Reposo Scottsdale, AZ 85258

Section 12 is terminated in its entirety and replaced with the following.

12.1      In Term.  During the term of this Agreement, neither Developer, any Principal, or any member of a Principal’s immediate family will have any direct or indirect interest (e.g., through a spouse) as a disclosed or beneficial owner, investor, partner, director, officer, controlling shareholder, employee, consultant, representative or agent, or in any other capacity, in a Competitive Business (defined below), whether located within or outside the RDA, without our prior written consent.

12.2      Post-Term.  For a twelve (12) month period following the assignment, expiration or termination of this Agreement, for any reason, neither Developer, any Principal, or any member of a Principal’s  immediate family will have any direct or indirect interest (e.g., through a spouse, child or trust) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Competitive Business located or operating: (a) within the RDA; (b) within the development area of any of our other Developers; or (c) within twenty-five (25) miles of any ESIO Franchise or Developer franchise in operation or development on the date of assignment, expiration or termination. The term “Competitive Business” means any business which derives more than Fifty-Thousand Dollars ($50,000) of revenue per year from: the distribution and sale of water, beverages, water and beverage equipment (including coolers, heaters, and other related equipment), services (including maintenance and repair) or products (including beverage packets), or any business which grants franchises or licenses to others to operate such a business, other than a ESIO Franchise operated under a franchise agreement with us.

Section 13.1 is deleted in its entirety and replaced with the following.

13.1      Termination by Company.  We may terminate this Agreement, effective upon written notice of termination to Developer, if:

(a)        Developer makes or attempts to make a transfer in violation of Section 11;

(b)        Developer fails to meet the RD Minimum Development Obligation for any Development Period;

(c)        Developer or a Principal has made or makes a material misrepresentation or omission in acquiring the rights under this Agreement or in operating the Developer Business;

(d)        Developer does not satisfactorily complete initial training;

(e)        Developer or a Principal is convicted by a trial court of, or pleads no contest to, a felony;

First Amendment to Regional Developer Agreement	6

(f)         Developer fails to maintain the insurance we require from time to time;

(g)        Developer or a Principal engages in any dishonest, unethical or illegal conduct or any other conduct which, in our opinion, adversely affects our reputation, the reputation or other ESIO Franchises or the goodwill associated with the Marks;

(h)        Developer knowingly makes any unauthorized use or disclosure of any part of the Manuals or any other Confidential Information;

(i)         Developer fails on three (3) or more separate occasions within any twelve  (12) consecutive month period to submit when due reports or other data, information or supporting records, pay when due any amounts due to us (or our Affiliates), or otherwise comply with this Agreement, whether or not Developer corrects any of these failures after we deliver written notice to Developer, whether or not Developer corrects either of the failures after we deliver written notice to Developer;

(j)         Developer makes an assignment for the benefit of creditors or admits in writing insolvency or inability to pay debts generally as they become due; Developer consents to the appointment of a receiver, trustee or liquidator of all or the substantial part of the assets of the Developer Business; or the assets of the Developer Business are attached, seized, subjected to a writ or distress warrant, or levied upon, unless the attachment, seizure, writ, warrant or levy is vacated within thirty (30) days following the order’ entry;

(k)        Developer fails to comply with any other provision of this Agreement and does not correct the failure within thirty (30) days after we deliver written notice of the failure to Developer; or

(l)         Developer fails to pay any sums due to us and does not correct the failure within ten (10) days after we deliver written notice of that failure to Developer.

Section 13.2 is deleted in its entirety and replaced with the following.

13.2      Cross-Termination. Notwithstanding anything contained in this Agreement to the contrary, at any time that Developer or any of its Affiliates or Principals are in breach of his obligations under this Agreement, or any other agreement between Developer or any Principal or Developer’s Affiliates and Franchisor or any of its Affiliates, Franchisor (or its Affiliate) may elect to defer the performance of Franchisor’s (or its Affiliate’s) obligations under this Agreement or such other agreement until Developer’s (or its Principal’s or Affiliate’s) breach has been cured.  Franchisor’s (or its Affiliate’s) exercise of that right will not constitute a waiver of its rights under this Agreement or such other agreement, including Franchisor’s (or its Affiliate’s) right to terminate this Agreement or such other agreement.  In addition, Franchisor’s (or its Affiliate’s) exercise of that right will not serve as a basis for any claim by Developer, a Principal (or Developer’s Affiliate) that Franchisor did not perform its obligations in a timely manner.

Section 14.6 is deleted in its entirety and replaced with the following.

14.6      Construction.  All headings of the various Sections of this Agreement are for convenience only, and do not affect the meaning or construction of any provision.  All references in this Agreement to masculine, neuter or singular usage will be construed to include the masculine, feminine, neuter or plural, wherever applicable.  Except where this Agreement expressly obligates us to reasonably approve or not unreasonably withhold our approval of any of your actions or requests, we have the absolute right to refuse any request by you or to withhold our approval of any action or omission by you.  The term “Affiliate” as used in this Agreement is applicable to any company directly or indirectly owned or

First Amendment to Regional Developer Agreement	7

controlled by you or any Principal, or any company directly or indirectly owned or controlled by us that sells products or otherwise transacts business with you.

Section 15.7 is deleted in its entirety and replaced with the following.

15.7      Consent to Jurisdiction.  Subject to Section 14 and the provisions below, Developer and its Principals agree that all actions arising under this Agreement or otherwise as a result of the relationship between Developer and us must be commenced in the State of Arizona, and in the state or federal court of general jurisdiction closest to where our principal business address then is located, and Developer (and its Owners) irrevocably submits to the jurisdiction of those courts and waives any objection Developer (or its owners) might have with either the jurisdiction of or venue in those courts. Nonetheless, Developer and any its Principals agree that we may enforce this Agreement and any arbitration orders and awards in the courts of the state or states in which Developer or a Principal is domiciled.

Section 15.8 is deleted in its entirety and replaced with the following.

15.8      Waiver of Punitive Damages and Jury Trial.  Except for the Parties’ indemnification obligation under Section 15.2 above and except where authorized by federal statute, we and Developer and its Principals waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between us and Developer, the party making a claim will be limited to equitable relief and to recovery of any actual damages it sustains.  We and Developer irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either party.

Except as set forth herein, the Agreement by and between Developer and ESIO shall remain in full force and effect.  Unless explicitly modified, deleted, or changed above, the parties to the Agreement intend for the rights and obligations set forth therein to remain in full force and effect.

If the Amendment contradicts any provision of the Agreement, the parties intend for the Amendment to control.

[SIGNATURES ON FOLLOWING PAGE]

First Amendment to Regional Developer Agreement	8

IN WITNESS WHEREOF, the parties to this First Amendment to Regional Developer Agreement to have caused it to be executed as of the first date set forth above.

ESIO FRANCHISING, LLC

By:	Lyle W. Myers

Its:	President

TEMPCO, INC.

By:	Anthony Silverman

Its:

First Amendment to Regional Developer Agreement	9